SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                   FORM SB-2/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                      AMERICAN MILLENNIUM CORPORATION, INC.
                 (Name of Small Business Issuer in its Charter)

                            ------------------------

                                   New Mexico
            (State or jurisdiction of incorporation or organization)

                                      6211
               (Primary Standard Industrial Classification Number)


                                   85-0273340
                      (I.R.S. Employer Identification No.)
                            ------------------------

                           1010 10TH Street, Suite 100
                             Golden, Colorado 80401
                                 (303) 279-2002

          (Address and telephone number of principal executive offices)

                            ------------------------

                   Andrew F. Cauthen, Chief Executive Officer
                     and Chairman of the Board of Directors
                      American Millennium Corporation, Inc.
                           1010 10th Street, Suite 100
                                Golden, CO 80401
                                 (303) 279-2002

            (Name, address and telephone number of agent for service)

                            ------------------------
                                   Copies to:

                            Matthew G. Schindel, Esq.
                  Gray, Harris, Robinson, Shackleford, Farrior
                              Post Office Box 3324
                        501 E. Kennedy Blvd., Suite 1400
                              Tampa, Florida 33601
                            Telephone: (813) 273-5000
                            Facsimile (813) 273-5145

                         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
                  THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                             ------------------------

               If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plan, please check the following box. [x]

               If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------ ------------ ---------- ----------  -------------
Title of each class      Amount of    Proposed   Proposed
of securities            shares to be maximum    maximum
to be registered         registered   offering   aggregate   Amount of
                                                 price per   registratioin
                                                 share (1)   fee (1)
------------------------ ------------ -------- ------------  -------------
Common Stock, $.001
par value, offered by
Selling Shareholders (2)    3,080,001    $.38  $1,170,400.38     $  282.92
------------------------ ------------ -------- ------------  -------------
Common Stock, issuable
upon exercise of
warrants (3)                3,244,001    $.38  $1,232,720.38     $  303.25
------------------------ ------------ -------- ------------  -------------
Common Stock, $.001 par
value, offered by
Selling Shareholders (4)      855,441    $.38  $  325,067.58     $   79.97
------------------------ ------------ -------- ------------  -------------
Common Stock, issuable
upon exercise of
warrants (5)                  880,566    $.38  $  334,615.08     $   82.32
------------------------ ------------ -------- ------------- -------------
Common Stock, $.001 par
value, offered by
Selling Shareholder (6)     1,242,294    $.38  $  472,071.72     $  116.13
------------------------ -----------  -------- ------------- -------------
Common Stock, $.001 par
value, issuable upon
exercise of
warrants (7)                  410,715    $.38  $  156,071.70     $   38.39
------------------------ ------------ -------- ------------- -------------
Common Stock, $.001 par
value, offered by
Selling Shareholders (8)      193,370    $.38  $   73,480.60     $   18.08
------------------------ ------------ -------- ------------- -------------
Common Stock, $.001 par
value, issuable upon
exercise of warrants (9)       30,200    $.38  $   11,476.00     $    2.82
------------------------ ------------ -------- ------------- -------------
Common Stock, $.001 par
value, offered by
Selling Shareholders (10)     600,000    $.38  $  228,000.00     $   56.09
------------------------ ------------ -------- ------------- -------------
Common Stock, $.001 par
value, issuable upon
exercise of options (11)      800,000    $.38  $  304,000.00     $   74.78
------------------------ ------------ -------- ------------- -------------
Common Stock, $.001 par
value, issuable upon
conversion of promissory
note (12)                   2,741,187    $.38  $1,041,651.06     $  256.25
------------------------ ------------ -------- ------------- -------------
Common Stock, $.001 par
value, issuable upon
exercise of warrants (13)   2,741,187    $.38  $1,041,651.06     $  256.25
------------------------ ------------ -------- ------------- -------------
Common Stock, $.001 par
value, issuable upon
exercise of options (14)    1,821,875    $.38  $  692,312.50     $  170.31
------------------------ ------------ -------- ------------- -------------
Common Stock, $.001 par
value, issuable upon
exercise of options (15)      350,000    $.38  $  133,000.00     $   32.72
------------------------ ------------ -------- ------------- -------------
Common Stock, $.001 par
value, issuable upon
exercise of options (16)      350,000    $.38  $  133,000.00     $   32.72
------------------------ ------------ -------- ------------- -------------
TOTAL                      19,340,837    $.38  $7,349,518.06     $1,807.98
------------------------ ------------ -------- ------------- -------------


(1) Calculated pursuant to Rule 457(c),(g). The closing "bid" price of the shares of common stock being registered hereby on the over-the-counter market through the NASD OTC Electronic Bulletin Board was $.38 on June 1, 2001.

(2) Includes outstanding shares issued between September, 1999 and March, 2000 pursuant to a Private Offering made in reliance on Sections 4(6), 4(2) and/or 3(b) of the Securities Act of 1933, as amended (the "Act") and according to the Rules contained in Regulation D of the Act.

(3) Includes shares issuable upon exercise of warrants at $0.25 per share exercisable for a period of 5 years, such warrants issued between September, 1999 and March, 2000 pursuant to a Private Offering made in reliance on Sections 4(6), 4(2) and/or 3(b) of the Securities Act of 1933, as amended (the "Act") and according to the Rules contained in Regulation D of the Act, including 154,000 shares issuable upon exercise of warrants issued to Jack Augsback and Associates, a commissioned placement agent, at $0.25 per share and 10,000 shares issuable upon exercise of warrants issued to Baker, Johnston & Wilson, transactional counsel, at $1.00 per share.

(4) Includes outstanding shares issued upon conversion of Convertible Promissory Notes issued between April and June of 2000.

(5) Includes shares issuable upon exercise of warrants at exercise prices from $0.85 to $1.00 per share, such warrants issued pursuant to Convertible Promissory Notes issued between April and June of 2000, including 25,125 shares issuable upon exercise of warrants issued to Jack Augsback and Associates, a commissioned placement agent, at $1.00 per share.

(6) Includes outstanding shares issued pursuant to private investment/ warrant agreement.

(7) Includes shares issuable upon exercise of warrants issued to private investment/warrant agreements at exercise prices from $0.35 to $1.00 per share.

(8) Includes outstanding shares issued to consultants for services rendered, in lieu of cash.

(9) Includes shares issuable pursuant to warrants issued to consultants for services rendered, exercisable at $0.25 per share.

(10) Includes outstanding shares issued in conjunction with purchase of 100% of the outstanding stock of CompuGraphics Corporation.

(11) Includes shares issuable upon exercise of options held by AMCI's investor relations firm, exercisable as follows:

                                    100,000 shares @ $0.05
                                    100,000 shares @ $0.10
                                    100,000 shares @ $0.75
                                    100,000 shares @ $1.00
                                    100,000 shares @ $1.50
                                    100,000 shares @ $2.00
                                    100,000 shares @ $2.50
                                    100,000 shares @ $3.00

(12) Includes shares issuable upon conversion of a $675,000 convertible note at a conversion rate of 1 share per $0.49 and a $300,000 convertible note at a conversion rate of 1 share per $0.22.

(13) Includes shares issuable upon exercise of 1,377,551 warrants at an exercise price of $.63 per share and 1,363,636 warrants at an exercise price of $0.27 per share.

(14) Includes 1,821,875 shares issuable upon exercise of options at an exercise price of $0.19 per share issued pursuant to Key Person Stock Option Agreements dated July 18, 2000.

(15) Includes 200,000 shares issuable upon exercise of option at an exercise price of $.25 per share issued pursuant to an Employee Stock Option Agreement dated February 1, 2001 and 150,000 shares issuable upon exercise of options at exercise price ranging from $.19 per share to $.59 per share issued pursuant to a consulting agreement dated February 28, 2001.

(16) Includes 350,000 shares issuable upon exercise of options at an exercise price of $.25 per share.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS


                      AMERICAN MILLENNIUM CORPORATION, INC.

                        19,340,837 SHARES OF COMMON STOCK

                   OFFERED BY CERTAIN SELLING SECURITY HOLDERS
                       ----------------------------------

         This Prospectus relates to the sale of an estimated 19,340,837 shares of common stock, $.001 par value (the "Common Stock"), of American Millennium Corporation, Inc. (the "Company"), including 5,971,106 shares currently issued and outstanding, and 13,369,731 shares issuable upon exercise of warrants and options. All such shares are or shall be offered by the holders thereof identified as "Selling Security Holders" in this Prospectus. See "SELLING SECURITY HOLDERS."

                            ------------------------

              THE SECURITIES OFFERED INVOLVE A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS"

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. The date of this proposed Prospectus is June, 2001.

                               INSIDE FRONT COVER

                                 CROSS-REFERENCE
REGISTRATION STATEMENT                                      LOCATION OR CAPTION
ITEM NUMBER AND HEADING                                            IN PROSPECTUS

1.   Front of Registration Statement and Outside
     Front Cover Page of Prospectus.......................................6
2.   Inside Front and Outside Back Cover Pages of Prospectus..............6
3.   Prospectus Summary Information and
     Risk Factors.........................................................7
4.   Use of Proceeds.....................................................14
5.   Determination of Offering Price.....................................14
6.   Selling Security Holders............................................14
7.   Plan of Distribution................................................19
8.   Legal Proceedings...................................................19
9.   Directors, Executive Officers, Promoters and Control Persons........19
10.  Security Ownership of Certain Beneficial Owners and Management......21
11.  Description of Securities...........................................22
12.  Interests of Named Experts and Counsel..............................23
13.  Description of Business.............................................23
14.  Management's Discussion and Analysis or Plan of Operation...........27
15.  Description of Property.............................................27
16.  Certain Relationships and Related Transactions......................29
17.  Market for Common Equity and Related Stockholder Matters............30
18.  Executive Compensation..............................................31
19.  Financial Statements................................................33
20.  Changes in and Disagreements of Accountants on Accounting
     or Financial Disclosure.............................................49

Part II - Information not required in Prospectus

1 Indemnification of Directors & Officers ...............................49
2 Other Expenses of Issuance and Distribution ...........................49
3 Recent Sales of Unregistered Securities................................49
4 Exhibits ..............................................................52
5 Undertakings...........................................................52
6 Signatures.............................................................53




Available Information

AMCI is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and provides quarterly and annual reports to the Securities and Exchange Commission. Our annual report for the most recent fiscal year on Form 10-KSB, when filed, shall contain audited financial statements. The reports and other information filed by us may be inspected and copied at the public reference facilities of the Securities and Exchange Commission (SEC) in Washington, D. C., and at some of its Regional Offices, and copies of such material can be obtained from the Public Reference Section of the SEC, Washington, DC 20549 at prescribed rates. We are an electronic filer and the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically. The SEC Web site address is http://www.sec.gov. AMCI will provide a report to stockholders, at least annually, which report will include audited financial statements of the Company.


                               PROSPECTUS SUMMARY

American Millennium Corporation, Inc. (AMCI) is a New Mexico corporation (NASDAQ
OTCBB: AMCI, formerly EOPT) organized in 1979 to develop various technologies for industrial and consumer applications. AMCI is currently a provider of wireless solutions for the monitoring of mobile and fixed assets. We develop, sell, install and service satellite communication systems in the field for tracking, monitoring, and reporting data on oil wells, natural gas compressors, rail cars and trucks. Revenues are received from hardware sales, product engineering, installation and operating services. In addition, we generate monthly recurring revenues from airtime sales. We are value added resellers (or
VARs) for Vistar Datacom, Inc. and ORBCOMM USA, LP hardware and satellite airtime. Under the terms of our VAR agreements, we are able to engineer hardware and software specifically to a customer's needs. Our product is marketed under the name of SatAlarm, which is an internet based system for tracking and monitoring assets.

Since our current products require significant research and development of propriety technologies, we have generated significant losses and negative cash flow. Because of these factors, our auditors have expressed substantial doubt as to our ability to continue as a going concern, as noted in the financial statements.

ORBCOMM USA, LP, one of our main suppliers of satellite airtime, has filed for bankruptcy. Due to our current agreement with Vistar Datacom, Inc. to provide satellite airtime, we are no longer economically dependent on ORBCOMM and do not believe this will have a significant impact on our current or future operations.

Our principal executive offices are located at 1010 Tenth Street, Suite 100, Golden, Colorado 80401, telephone: 303-279-2002.


                                  THE OFFERING

Securities                            This Prospectus relates to the sale of
                                      19,340,837 shares of Common Stock by the holders hereof, identified as "Selling
                                      Security Holders" in this Prospectus. See
                                      "SELLING SECURITY HOLDERS."

                                      The 19,340,837 shares of Common Stock
                                      offered by the Selling Security Holders
                                      consist of 5,971,106 shares outstanding, as well as 13,369,731 shares issuable upon the exercise of outstanding warrants and options. The shares may be offered for sale from time to time by the holders in regular brokerage transactions, either directly or through brokers or to dealers, in private sales or negotiated transactions, or otherwise, at prices related to then prevailing market prices.

                                      AMCI will not receive any proceeds from
                                      the sale of shares of Common Stock by the Selling Security Holders. All expenses of the registration of such securities are, however, being borne by AMCI.

                                      The Selling Security Holders, and not the
                                      Company, will pay or assume such brokerage commissions as may be incurred in the sale of their securities.

                                      The Company's Common Stock is traded on
                                      the over-the-counter market through the
                                      NASD OTC Bulletin Board under the symbol
                                      "AMCI". On June 1, 2001, the closing bid price was $.38.

Total number of shares of
Common Stock Outstanding                                             22,764,578

Total number of shares of
Common Stock being Offered by
Selling Security Holders                                              19,340,837

Risk Factors                         The Common Stock offered hereby involves a
                                     high degree of risk and prospective
                                     investors should consider carefully the
                                     factors specified under "Risk Factors"
                                     before electing to invest. See "Risk
                                     Factors."

Trading Symbol                                                           "AMCI"


                                  RISK FACTORS

The securities offered hereby involve a high degree of risk and each prospective investor should consider certain risks and speculative features inherent in and affecting the business of the Company before purchasing any of the securities offered hereby. In considering the following risk and speculative factors, a prospective purchaser should realize that there is a substantial risk of losing his entire investment.

                      Risks associated with our operations

If we do not effectively manage the commercial release of our SatAlarm asset monitoring system, our business will be harmed.

         In November of 2000, we began to offer our SatAlarm asset monitoring system commercially. We face numerous risks coincident with the introduction of our services. For example, our monitoring systems have not yet been subjected to the demands of widespread commercial use. We cannot be sure that our services will successfully process large numbers of user transactions. If we experience problems with the scalability or functionality of our services, our full commercial deployment could be delayed and our results of operations would be adversely impacted. Additionally, we have limited experience selling our services to customers and cannot predict the length of sales cycles or implementation times for our services. On the other hand, if we experience extensive interest in our services, we may fail to meet the expectations of customers due to limited experience in operating our services and the strains this demand will place on our Web site, network infrastructure and systems.

         Our ability to obtain and retain customers depends on the attractiveness of our service to our customers and on our customer service capabilities. If we are unable at any time to address customer service issues adequately or to provide a satisfactory customer experience for current or potential customers, our business and reputation may be harmed.

The mobile and remote asset monitoring markets are new and uncertain and our business may not develop.

         The markets for mobile and remote asset monitoring have not developed, and their development is subject to substantial uncertainty. We cannot assure you that these markets will develop.

         We depend heavily on the commercial acceptance of our SatAlarm service. We cannot predict if our target customers will choose our product as a means of monitoring their assets, or if customers will be willing to pay a fee to use our service, or if potential users will select our system over our competitors. Our ability to obtain and retain customers will depend on the attractiveness of our service to our customers and our customer service capabilities. If we experience significant system, customer service, security or other problems, customers may stop using or refuse to try these and other services we offer. The occurrence of these problems could have a material adverse effect on our business, financial condition or results of operations.

We have a history of losses and expect to incur losses in the future, and we may never achieve profitability.

         As of April 30, 2001, we had not generated any significant revenues and had an accumulated deficit of $16,576,469. Our lack of revenues can be attributed primarily to the fact that our SatAlarm product had not been released commercially until November of 2000. Due to the need to establish our brand and service, we expect to incur increasing sales and marketing, research and development, and administrative expenses and therefore could continue to incur net losses for at leas the next several years or longer. As a result, we will need to generate significant revenues to achieve and maintain profitability.

         Our ability to generate gross margins generally assumes that if a market for our services develops, we must generate significant revenues from a large base of active customers. We currently charge our customers a fee to use our SatAlarm monitoring system. In order to attract customers, we may run special promotions and offer discounts on development fees, hardware and satellite airtime. However, given the lack of an established or proven commercial market for our services, we cannot be sure that customers will be receptive of our fee structures. Even if we are able to establish a sizeable base of users, we still may not generate sufficient gross margins to become profitable. In addition, our ability to generate revenues or achieve profitability could be adversely affected by special promotions or changes t our pricing plans.

If we cannot effectively manage our growth, our ability to provide services will suffer.

 .........Our reputation and ability to attract, serve and retain our customers depend upon the reliable performance of our Web site, network infrastructure and systems. We have a limited basis upon which to evaluate the capability of our systems to handle controlled or full commercial availability of our SatAlarm asset monitoring system. We have recently expanded our operations significantly, and further expansion will be required to address the anticipated growth in our user base and market opportunities. To manage the expected growth of operations and personnel, we will need to improve existing and implement new systems, procedures and controls. In addition, we will need to expand, train and manage an increasing employee base. We will also need to expand our finance, administrative and operations staff.

 .........We may not be able to manage our growth effectively. Our current expansion has will continue to place a significant strain on our managerial, operation and financial resources. Our current and planned personnel, systems, procedures and control may be inadequate to support our future operations. If we are unable to manage our growth effectively or experience disruptions during our expansion, our business will suffer and our financial condition and results of operations will be seriously affected.

If we are unable to maintain and develop our strategic relationships and support and distribution arrangements, our SatAlarm asset monitoring services may not achieve commercial acceptance.

 .........We have established strategic relationships with a number of third parties. Our strategic relationships generally involve the support and promotion and distribution of our service through third parties. In return for promoting and supporting our service, our partners may receive revenue-sharing opportunities. In order to achieve wide distribution of our service, we believe we must establish additional strategic relationships to market our service effectively. Also, since SatAlarm is dependent upon partners to manufacture hardware and provide satellite airtime, we must establish strategic relationships to support our service effectively. If one of our partners terminates or limits its relationship with us, our business could be severely harmed or fail. We have limited experience in establishing and maintaining strategic relationships and we may fail in our efforts to establish and maintain these relationships.

 .........Our current strategic relationships have not yet resulted in significant revenues, primarily because we have only recently commercially released SatAlarm. As a result, our strategic partners may not view their relationships with us as significant or vital to their business and consequently, may not perform according to our expectations. We have little ability to control the efforts of our strategic partners and, even if we are successful in establishing strategic relationships, these relationships may not be successful.

The bankruptcy of ORBCOMM USA, LP could prevent us from offering our SatAlarm asset monitoring system and severely harm our business or cause it to fail.

 .........On September 15, 2000 ORBCOMM USA, LP filed for relief under Chapter 11 of the United States Bankruptcy Code. ORBCOMM is one of our two current suppliers of satellite airtime. Approximately one half of our current customer base is dependent on ORBCOMM airtime. We also purchase satellite airtime from Vistar Datacom. Although some of our applications are completely dependent upon ORBCOMM, most of our current and future applications can be supported using Vistar airtime with minimal time and costs involved in switching airtime applications.

We rely on a relatively new management team and need additional personnel to grow our business.

 .........Our management team is relatively new. We hired our President and Chief
Executive Officer in October of 1999, our Chief Technology Officer in September of 1998 and our Chairman and Vice President of Product Development in September of 1998. We have also recently hired or intend to hire senior managers for our strategic operational units. There can be no assurance that we will successfully assimilate our recently hired personal or that we can successfully locate, hire, assimilate and retain qualified key management personnel. Our business is largely dependent on the personal efforts and abilities of our senior management, including our President and Chief Executive Officer, our Chairman and Vice President of Product Development and our Chief Technology Officer. Any of our officers or employees can terminate his or her employment relationship at any time. The loss of these key employees or our inability to attract or retain other qualified employees could have a material adverse effect on our results of operations and financial condition.

Our growth and operating results could be impaired if we are unable to meet our future capital requirements.

         Due to our focus on product development, we have not been profitable since we re-organization in 1998. Our product is highly technical and will require substantial resources to develop, support and maintain. The future of our success depends primarily on the ability to fund operations through outside capital until the time we become profitable. Also, raising additional equity capital would have a dilutive effect on existing stockholders.

         There is a significant risk that we will not be able to remain in business. To fund future operations we will need to pursue additional sources of cash in the short term. As of April 30, 2001, we had working capital of about $50,000. Such funds are not sufficient to cover current operating expenses. Our revenues are not estimated to cover our operating expenses until December 2001 and in the interim we will need an estimated additional $2 million in capital funding. The availability of other sources of cash may, or may not, materialize and thus, present a significant risk to the investor that we will exhaust our financial resources in the short term, with no ability to pay for ongoing operational expenses, before our revenues can be developed to adequately cover its expenses. Our recurring losses from operations, significant working capital deficiency, and deficiency in assets raise substantial doubt as to our ability to continue as a going concern. (See also, the Independent Auditor's Report and Financial Statements).

You may not be able to sell your shares or will only be able to sell them at a significant loss.

         Our shares began trading through the NASD OTC Electronic Bulletin Board under the symbol AMCI during June 1998. Accordingly, there can be no assurance that a trading market will continue. When a registration statement becomes effective relating to the shares sold herein, purchasers who desire to liquidate their shares may have difficulty selling them considering the early stage nature of our public market, should any such market develop. Management does not anticipate any stock price appreciation and investors may not ever be able to sell shares or only at a significant loss.

Our shares do not trade on the Nasdaq Stock Market and there is significant market illiquidity associated with the OTC Bulletin Board.

         Our Common Stock does not meet the current Nasdaq listing requirements for the SmallCap(r) Market. If we are unable to satisfy Nasdaq's requirements for listing, trading, if any, of our Common Stock will continue to be conducted on the NASD's OTC Bulletin Board, established for securities that do not meet the Nasdaq SmallCap(r) Market listing requirements. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage us, and lower prices for our securities than might otherwise be attained.

There are risks relating to low-priced stocks and the penny stock regulations.

         Until such time, if any, that our securities are listed on the Nasdaq SmallCap(r) Market or a registered U.S. securities exchange, they will continue to be subject to Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker-deals which sell such securities to persons other than established customers and institutional ___ accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the Rule may affect the ability of broker-dealers to sell our Common Stock and may affect your ability to sell any of the Common Stock acquired pursuant to this Memorandum in the secondary market. The Commissions regulations define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to our Common Stock if the Common Stock is listed on the Nasdaq SmallCap(r) Market and has certain price and volume information provided on a current and continuing basis, or meets certain minimum net tangible assets and other criteria. There can be no assurance that our securities will qualify for exemption from these restrictions. If our Common Stock continues to be subject to the rules on penny stocks, the market liquidity for the Common Stock could be severely adversely affected.

There is historically low trading volume for our common shares.

         Because of the relatively low volume of trading that has historically taken place with our common stock, if could be difficult to sell shares in large volume. We have calculated the average weekly trading volume to be near 175,500 shares for the last six months, which does not allow for large blocks of stock to be sold. A large block trade order could have an adverse effect on the stock price.

         Shares eligible for future sale may adversely affect the market. Should we be successful in the registration of the shares described herein, such an event may have a depressive effect on the then trading price of our common hares. In the future, we intend to enter into licensing and other agreements, which may provide for an exchange of our common shares. Accordingly, there is the possibility that sales of common shares issued in such a manner, may, in the future, have a depressive effect on the price of our common stock in any market which may develop.

There are risks involving contingent liabilities for this securities offering.

     On or about September 13, 1999, AMCI commenced a private offering of our common stock at a purchase price of $0.25 per share, which offering was intended to conform with available exemptions from the registration of the securities, including Sections 4(2) and 4(6), and safe harbor Rule 506 of Regulation D, of the Securities Act of 1933, as amended (the "Act"). We proceeded with the raising of funds under its private offering through a selling agent, accumulating aggregate gross proceeds totaling $770,000.00 as of the close of the offering on September 13, 2000. In the course of the offering, we raised $12,500.00 in Alabama, $30,000.00 in Colorado, $13,000.00 in Georgia, $50,000.00
in Illinois, $39,000.00 in Kentucky and $1,250.00 in Texas.

     In August, 2000, we determined that a Form D NOTICE OF SALE OF
SECURITIES had not been forwarded to the Securities and Exchange Commission within 15 days of the first sale of securities under the September 13, 1999 offering, and that similarly, the appropriate notice filings and fees had not been forwarded to regulatory agencies in the states of Alabama, Colorado, Georgia, Illinois, Kentucky and Texas. Upon discovering this inadvertent deficiency, AMCI, in an abundance of caution and in good faith, with a view toward full compliance with applicable federal and state laws, immediately prepared the Forms D, cover letters, uniform consents, and filing fees, as necessary, and filed them with the SEC and with the appropriate state regulatory agencies on September 9, 2000.

     We are uncertain whether any of the administrative agencies of the above-listed states will accept our tardy notice filings as curative for purposes of preserving the Rule 506 exemption in any such state(s). We believe alternative self-executing transactional exemptions are available in the states of Colorado and Illinois in connection with our offering, due primarily to the private nature of the offering, relatively small number of qualified, accredited purchasers, and aggregate amount of dollars raised in each state. We believe, however, that no similar alternative exemptions are available for our sale of securities resulting in $12,500.00 in offering proceeds in Alabama, $13,000.00 in Georgia, $39,000.00 in Kentucky, and $1,250.00 in Texas.

     In the event the state securities regulatory agency or agencies of Alabama, Georgia, Kentucky and/or Texas determine that a violation has defeated the available Rule 506 exemption and that no alternative exemption exists, such agency or agencies may elect to proceed against AMCI for injunctive relief and administrative/civil penalties, including but not limited to disgorgement of the above-described offering proceeds. The unregistered sale of securities in Alabama, Georgia, Kentucky and/or Texas without the benefit of an exemption from registration could also give rise to civil actions against the company by purchaser(s) in the offering in such states, who may be entitled to rescission and refund of the purchase price with interest.

     As of the date of this registration statement, we have not been contacted by any state administrative agency concerning its untimely notice filings in connection with its September 1999 private offering, and have not been served with, or received any form of notice or demand concerning, a civil action for rescission by any investor in connection with the offering.

Reliance on forward looking statements.

         Statements in this document which are not purely historical facts, including statements regarding anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward looking statements within the meaning of section 27A of the Securities Act of 1933, as amended and
Section 21.E of the Securities Exchange Act of 1934, as amended. All forward-looking statements within this document are based upon information available to us on the date of this release. Any forward looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including the timing and nature of independent test results; the nature of changes in laws and regulations that govern various aspects of our business; the market acceptance of our licensed technologies; retention and productivity of key employees; the availability of acquisition candidates and proprietary technologies at prices we believe to be fair market; the direction and success of competitors; management retention; and unanticipated market changes.

                                 USE OF PROCEEDS

         We will not realize any proceeds from the sale of shares of Common Stock by the Selling Security Holders. See "SELLING SECURITY HOLDERS".


                         DETERMINATION OF OFFERING PRICE

                  The offering price of the securities described herein was calculated pursuant to Rule 457(c) and/or (g) of the Act and was not computed based on the assets, historical operating performance or other conventional means and should not be construed to indicate any relationship thereto. In establishing the offering price, the company relied on the closing "bid" price as reflected in the over-the-counter (OTC) marketplace. In May, 1998, our Common Shares were cleared for trading through the OTC under the symbol AMCI. Since that date, our Common Shares have traded at prices ranging from $.19-$2.125. On June 1, 2001, the closing "bid" price of the Company's securities was $.38.


                            SELLING SECURITY HOLDERS

         The shares of Common Stock of the Company offered by this Prospectus are being sold for the account of the Selling Security Holders identified in the table indicated below (the "Selling Security Holders"). The Selling Security Holders are offering for sale an aggregate of 19,340,837 shares of the Company's Common Stock, of which 5,971,106 are outstanding and 13,369,731 shares are issuable upon the exercise of outstanding warrants and options held by the Security Holders. The subject shares will be offered at market prices as reflected on the Electronic Bulletin Board. It is anticipated that registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions. There are no other understandings or arrangements with respect to the distribution of the Common Stock. None of the selling security holders are broker dealer or broker dealer affiliates.

The following table sets forth the number of issued and outstanding, as well as issuable, Shares being held of record or beneficially (to the extent known by the AMCI) by such Selling Security Holders and provides (by footnote reference) any material relationship between AMCI and such Selling Security Holders, all of which is based upon information currently available to the Company.

                       Number of  Number of                Number of  Number of
                       Shares of  Shares                   Shares of  Shares of
                       Issued     Issuable Upon            Common     Common
                       Common     Exercise of   Percentage Stock to   Stock
                       Stock      Warrants/     Before     be sold in After
                       Before     Options       Offering   Offering   Offering
Name                   Offering    (1)            (1)        (1)        (1)
---------------------  ---------- ------------- ---------- ---------  ----------
BMJ Partners (2)          100,000       100,000          *    200,000         0
Gary, Pamela
and Andrew McKean (2)     120,000       120,000          *    240,000         0
Stanley E. Adams (2)       50,000        50,000          *    100,000         0
Atlanta Commodity
Corporation Profit
Sharing Plan & Trust (2)   40,000        40,000          *     80,000         0
Albert L. Simpson (2)      40,000        40,000          *     80,000         0
Chelverton Fund LTD (2)   500,000       500,000     2.196%  1,000,000         0
Anglo Irish Nominees
(Trusts) Limited  (2)     100,000       100,000          *    200,000         0
Greg Bigham (2)            66,667        66,667          *    133,334         0
Roy D. Bigham (2)          66,667        66,667          *    133,334         0
Donald Bigham (2)          66,667        66,667          *    133,334         0
Dr. Robert Chin (2)       200,000       200,000          *    400,000         0
Roland Mueller (2)        500,000       500,000     2.196%  1,000,000         0
Robert C. Pelphrey (2)     56,000        56,000          *    112,000         0
Terry H. Thomas (2)        12,000        12,000          *     24,000         0
John Martin Preston (2)   100,000       100,000          *    200,000         0
John S. Robinson (2)       48,000        48,000          *     96,000         0
Brigit Klimischka (2)     100,000       100,000          *    200,000         0
Wayne Philpott (2)          3,000         3,000          *      6,000         0
Mary Thornton (2)           2,000         2,000          *      4,000         0
Paul Lathigee and
Steve Zadra (2)           200,000       200,000          *    400,000         0
Anthony Kuschak (2)       109,000       109,000          *    218,000         0
Research Equity Fund (2)  200,000       200,000          *    400,000         0
Paul Lathigee (2)          20,000        20,000          *     40,000         0
574080 BC Ltd, dba
Performance Capital
Group (2)                 140,000       140,000          *    280,000         0
Sudun DeWitt
Capital Corp. (2)         200,000       200,000          *    400,000         0
Mark and Carolyn Stys (2)  20,000        20,000          *     40,000         0
JoAnn Augsback (2)         10,000        10,000          *     20,000         0
Beverly Lewis (2)          10,000        10,000          *     20,000         0
John M. Lockhart II (16)   50,000        50,000          *    100,000         0
Robert E. Buntin (7)      600,000             0     2.636%    600,000         0
Molesworth Associates (3)  23,170             0          *     23,170         0
AlphaCom, Inc. (16)        87,719             0          *     87,719         0
Doug Chalmers, MD (16)     43,860             0          *     43,860         0
Lindy J. Amyx (3)          19,857        19,857          *     39,714         0
John S. Robinson (3)       10,343        10,343          *     20,686         0
Options Unlimited,
Inc. (5)                  855,441     1,030,441     3.758%   1,885,882         0
Augsback and
Associates, Inc. (7)            0       179,125          *    179,125         0
Potter Financial,
Inc. (6)                        0       800,000          *    800,000         0
Peter A. Jankowski (8)     50,000        50,000          *    100,000         0
Patrick Galvin (8)         25,000        25,000          *     50,000         0
Michael J. Bowe (13)      285,715       285,715     1.255%    571,430         0
Zable Family Trust (13)   700,000             0     3.075%    700,000         0
Renee Riegler (10)              0       166,667          *    166,667         0
Andrew F. Cauthen (10)          0     1,200,000          *  1,200,000         0
Brian Dale (10)                 0        21,875          *     21,875         0
Phyllis Watwood (10)            0       383,333          *    383,333         0
Shirley Harmon (10)             0        50,000          *     50.000         0
Ronald J.
Corsentino (11)(12)             0       190,000          *    190,000         0
Richard Walker (9)         38,336             0          *     38,336         0
Robert Sullivan (9)        27,988             0          *     27,988         0
Eric Horton (9)            26,812             0          *     26,812         0
Stuart Smith (9)           17,522             0          *     17,522         0
Todd Smith (9)              6,942             0          *      6,942         0
Justin Quis Quis (9)        7,000             0          *      7,000         0
The Charterbridge
Financial Group, Inc. (9)  15,400             0          *     15,400         0
Stephen Lee (11)                0        40,000          *     40,000         0
Dale Hedman (11)                0        40,000          *     40,000         0
James Taylor (11)               0        40,000          *     40,000         0
Chris Major (11)                0        40,000          *     40,000         0
Rodney R. Schoemann (15)        0     5,657,374          *  5,657,374         0
Baker, Johnston &
Wilson, LLP (14)                0        10,000          *     10,000         0
                      ----------- ------------- ---------- ---------- ----------
Total                   5,971,106    13,369,731     26.23% 19,340,837         0
                      ----------- ------------- ---------- ---------- ----------
    * _Represents less than One Percent (1%) of the issued and outstanding stock.

1. _Includes an additional 19,340,837 currently unissued shares covered by this registration statement which may or may not be issued and/or sold, dependent upon exercise of warrants and options and payment of full purchase price for such additional shares by the Security Holders, such warrant or option shares described in the following notes and in this prospectus.

2. _Shares issued pursuant to coordinated private offering made in reliance upon Sections 4(6), 4(2) and/or 3(b) of the Act and according to Regulation D. Each such Selling Security Holder also holds a warrant exercisable for a period of five years for the purchase of an equivalent number of additional shares at an exercise price of $0.25 per share (aggregate 3,080,001 warrant shares).

3. _Shares issued in lieu of cash as compensation for business consulting services. Amyx holds a warrant exercisable for an additional 19,857 (warrant) shares at $0.25 per share. Robinson holds a warrant exercisable for an additional 10,343 (warrant) shares at $0.25 per share.

4.       Shares acquired in exchange for 100% of the stock of CompuGraphics
         Corporation.

5. _Shares acquired upon exercise of conversion of two (2) convertible promissory notes dated April 7, 2000 for $502,500 and June 7, 2000 for $300,000, respectively. Security Holder also holds warrants for the purchase of 502,500 additional shares at $1.00 per share, 352,941 additional shares at $0.85 per share, and an option for the purchase of 175,000 additional shares at $$.25 per share.

6. Includes shares issuable upon exercise of options held by Potter Financial, Inc., AMCI's investor relations firm, exercisable as follows:

                                    100,000 shares @ $0.05
                                    100,000 shares @ $0.10
                                    100,000 shares @ $0.75
                                    100,000 shares @ $1.00
                                    100,000 shares @ $1.50
                                    100,000 shares @ $2.00
                                    100,000 shares @ $2.50
                                    100,000 shares @ $3.00

         As of the date of this registration, Potter Financial has not exercised any of the options and is not a holder of any issued shares. Potter Financial is the beneficial owner of 800,000 shares issuable upon exercise of these options.


7. _Includes shares issuable upon exercise by Augsback at prices ranging from $0.25 to $1.00 per share. Augsback has no issued and outstanding common stock however, Augsback is the beneficial owner of 179,125 shares issuable upon exercise of warrants issued to Augsback as a commissioned placement agent for AMCI.

8.       _Includes a total of 75,000 shares issued pursuant to Option
         Purchase Agreement for purchase price of $1.00 per share, in addition to warrants for an additional 75,000 shares at a purchase price of $1.25 per share.

9. Shares issued pursuant to an agreement with Charterbridge Financial Group, Inc. for investor relations services.

10.      Shares issuable upon exercise of options issued pursuant to Key
         Person Stock Option Agreement dated July 18, 2000. Key persons have option to purchase 1,821,875 shares of common stock at $.19 per share.

11.      Shares issuable upon exercise of options issued to Employee
         Stock Option Agreement dated February 1, 2001. Certain employees have the option to purchase 200,000 shares of common stock at $.25 per share.

12. Shares issuable upon exercise of option issued pursuant to consulting agreement dated February 28, 2001 with the option to purchase 150,000 shares of common stock at prices ranging from $.19 per share to $.59 per share.

13. Shares issued pursuant to a limited private offering made to certain New York investors pursuant to an exemption letter from the New York Department of Law. Includes 985,715 shares issued at prices ranging from $.35 to $.49 per share. Michael J. Bowe also holds a warrant exercisable for the purchase of an additional 285,715 additional shares at an exercise price of $.35 per share.

14. Shares issuable upon exercise of warrants by Baker, Johnston & Wilson at $1.00 per share.

15. Includes: 1,377,551 shares issuable upon conversion of a $675,000 convertible note at a conversion rate of 1 share per $0.49; an additional 1,377,551 shares issuable upon exercise of warrants at an exercise price of $0.63 per share; 1,363,636 shares issuable upon conversion of a $300,000 convertible note at a conversion rate of 1 share per $0.22; an additional 1,363,636 shares issuable upon exercise of warrants at $0.27 per share; and an additional 175,000 shares issuable upon exercise of an option at an exercise price of $0.25 per share.

16. Includes an aggregate of 181,579 shares issued and 50,000 unissued warrant shares exercisable at $1.00 per share.


                              PLAN OF DISTRIBUTION

Selling Security Holders

         The Selling Security Holders are offering shares of Common Stock for their own account and not for the account of the Company. The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Security Holders.

                  Each Selling Security Holder will, prior to any sales, agree
(a) not to effect any offers or sales of the Common Stock in any manner other than as specified in this Prospectus, (b) to inform the Company of any sale of Common Stock at least one business day prior to such sale and (c) not to purchase or induce others to purchase Common Stock in violation of Regulation M under the Exchange Act.

         The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Security Holders acting as principals for their own accounts in one or more transactions in the over-the-counter market or in negotiated transactions at market prices prevailing at the time of sale or at prices otherwise negotiated. Alternatively, the shares of Common Stock may be offered from time to time through agents, brokers, dealers or underwriters designated from time to time, and such agents, brokers, dealers or underwriters may receive compensation in the form of commissions or concessions from the Selling Security Holders or the purchasers of the Common Stock.

         Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Security Holder. There are possible limitations upon trading activities and restrictions upon broker-dealers effecting transactions in certain securities which may also materially affect the value of, and an investor's ability to dispose of, the Company's securities.

         The Company will use its best efforts to file, during any period in which offers or sales are being made, one or more post-effective amendments to the Registration Statement, of which this Prospectus is a part, to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

                                LEGAL PROCEEDINGS

We are not subject to any legal proceedings. We are unaware of any governmental authority that is contemplating any procedure to which we are a participant.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors are as follows:

Name                  Title/Position                                        Age
Andrew F. Cauthen     Chief Executive Officer, President, Director           57
Stephen F. Watwood    Vice President of Business Development,
                      Director, Chairman of the Board                        51
Bruce R. Bacon        Vice President of Engineering,
                      Chief Technology Officer, Director                     41
Shirley M. Harmon     Director, Secretary                                    53
Thomas W. Roberts     Treasurer                                              50

         Andrew F. Cauthen, 57, President/Chief Executive Officer/Director.

Mr. Cauthen's background includes 10 years operating experience as president/CEO for Century Capital Property Management Corp. With over one billion in assets, Century Capital had over 200 employees and approximately 45 commercial properties under management throughout the United States. Following his association with Century Capital, Mr. Cauthen was president of Mac Haik Development of Houston, Texas. He has been in an executive capacity of several companies, most recently as president and CEO of ZapCom International, Inc., a division of Imagitel, Inc. Mr. Cauthen has broad-based experience in strategic planning, organization design and management. He has consulted to businesses in real estate finance, acquisition, development, joint venture financing, telecommunications, computer services, consumer products, and marketing. His duties include the oversight of growth areas of corporate operations, focusing on financing, financial services, budgets, information services, customer support and administration.

         Stephen F. Watwood, 51, Vice President of Business Development/Chairman of the Board/Director.

Mr. Watwood owned and operated a commercial and residential construction company for 24 years where he was directly responsible for project development, business planning, and management. During that period, he owned a solar power technology company and was an early pioneer in designing and installing photo-voltaic systems into remote locations. He is considered by certain of his peers to be an expert in this technology and, to date, his early efforts serve as the basis for the development of this technology in Northwest Colorado. The duties of Mr. Watwood include development of new business, project management for ongoing initiatives, and creating technical solutions for Subscriber Communicator systems.

         Bruce R. Bacon, 41, Chief Technology Officer (CTO)/Vice President of Engineering/ Director.

Mr. Bacon holds a degree in Electrical Engineering from Montana State University where he was also a graduate research assistant in the field of semiconductor laser frequency stability and linewidth reduction. His most recent experience is that of lead design engineer at RadiSys Corporation where he was responsible for electrical system architecture design, writing specifications, digital and analog circuit design, prototype debug, design validation, and production release. He has broad experience in field service, customer technical support, in-house technical training, new product development, and manufacturing operations. Mr. Bacon's duties include oversight of manufacturing, field engineer for development of Subscriber Communicator, and senior project engineer for our initiative with satellite monitoring of rail, container, and petroleum assets in industry.

         Shirley M. Harmon, 53, Director, Secretary.

Ms. Harmon retired from the United States Department of Navy in 1995. She was a civilian employee with 28 years in the financial division. She has held various positions and titles during this employment, which include the following: Budget Analyst, and Management and Analyst for the Ship Parts Control Center, financial evaluating and executing various budget programs. Additional responsibilities included establishing and maintaining payroll records for over 7,000 government employees throughout the United States and overseas. After leaving the Department of Navy, Ms. Harmon took a position with a private trust. Her responsibilities included the establishment and maintenance of the trust's financial records.

         Thomas W. Roberts, 50, Treasurer.

Mr. Roberts is licensed as an Attorney at Law in Ohio. From 1985 through 1996, he operated as sole practitioner of a general law practice in the greater Cincinnati, Ohio market. His experience included assistance to clients in commercial law, financing for business start-ups, and contract assistance in all phases of commercial practice. During that period, he also served on the Board of Directors of Intense Limited of Cincinnati, Ohio, and equipment leasing company, where he assisted in normal operations including pricing and contract decisions. Additionally, Mr. Roberts is a Certified Public Accountant in Ohio where, during the same period, he was the owner and President of Thomas W. Roberts, C.P.A., P.S.C., an accounting firm that specialized in financial statement preparation, governmental audits and tax reporting, financial analysis for business financing, project management, and investment analysis. Mr. Roberts has served as Independent Corporate Counsel for us since September of 1997. He was appointed to the position of Treasurer in December of 1997. Mr. Roberts assists us in various legal and accounting matters.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AMCI currently has 22,764,578 shares of its common stock issued and outstanding. The following table sets forth information as of May 1, 2001, regarding ownership control of our common stock by each person who beneficially owns 5% or more of the our common stock, by each of our directors, and by all of our officers and directors as a group.


                                 Amount of Shares         Percent Ownership
                                 of Common Stock, par     of Class
                                 value .001, Owned
                                 Beneficially
Name and Address of
Beneficial Owner

Andrew F. Cauthen                1,761,876 (1)               7.18%(1)
1600 Eldridge
Suite 808
Houston, Texas  77041

Stephen F. Watwood               2,976,692 (2)              11.56%(2)
17835 RCR 29
Oak Creek, Colorado  80467

Bruce R. Bacon                   1,483,099 (3)               6.12%(3)
1001 8th Street
Golden, CO  80401

Shirley M. Harmon                  101,872 (4)                     *
1947 NW 102nd Blvd.
Wildwood, FL  34785

Harto Ltd.                       2,157,495                   9.48%
Roy Peacock, Director
Victoria House
P.O. Box 1090
The Valley, Anguilla
BWI

Global Investments Ltd., Trustee 2,500,000                  10.98%
Anthony Hulme, Director
Victoria House
P.O. Box 1066
The Valley, Anguilla
BWI

Mali-Suisse Mining Holdings,S.A. 1,626,000                   7.14%
Stephen Hafer, Director
28 Old Brompton Road
Suite 1119
London, England  SW7 3DL

Options Unlimited, Inc.          4,613,154 (6)              16.85%(6)
Alpha & Omega Law Center
Trident House, Broad Street
Bridgestone, Barbados

Rodney R. Shoemann, Sr.          5,657,374 (7)              19.90%(7)
3904 Wheat Drive
Metairie, LA  70002

All Officers and Directors o
f AMCI as a Group (4 persons)    6,323,539 (5)              21.74%(5)

     *Holds less than 1% of the outstanding shares.

1. Includes an option for the purchase of 1,200,000 shares at a purchase price of $0.19 per share and 486,491 shares at a purchase price of $0.10 per share. Mr. Cauthen is the acting President, CEO, and a director of the Company.

2. Includes an option to Mr. Watwood's wife Phyllis Watwood for the purchase of 383,333 shares at a purchase price of $0.19 per share and 278,319 shares at a purchase price of $0.10 per share and an option to Mr. Watwood to purchase 1,715,040 shares at a purchase price of $.10 per share. Mr. Watwood is the acting Vice President of Business Development and the Chairman of the Board of Directors.

3. Includes an option for the purchase of 1,000,000 shares at a purchase price of $0.19 per share and 373,099 shares at a purchase price of $0.10 per share. Mr. Bacon is the acting Vice President of Engineering, Chief Technology Officer and a director of the Company.

4. Includes an option for the purchase of 50,000 shares at a purchase price of $.019 per share and 21,372 shares at a purchase price of $0.10 per share. Ms. Harmon is the corporate secretary and a director of the Company.

5. Includes options held by such officers and directors for the purchase of an aggregate of 2,821,875 shares at a purchase price of $0.19 per share and 2,874,321 shares at a purchase price of $.010 per share.

6. Includes warrants for the purchase of 502,500 additional shares at $1.00 per share, 352,941 additional shares at $0.85 per share, 1,363,636 shares issuable upon conversion of a $300,000 convertible note at a conversion rate of 1 share per $0.22, an additional 1,363,636 shares issuable upon exercise of warrants at $0.27 per share; and an additional 175,000 shares issuable upon exercise of an option at an exercise price of $0.25 per share.

7. Includes: 1,377,551 shares issuable upon conversion of a $675,000 convertible note at a conversion rate of 1 share per $0.49; an additional 1,377,551 shares issuable upon exercise of warrants at an exercise price of $0.63 per share; 1,363,636 shares issuable upon conversion of a $300,000 convertible note at a conversion rate of 1 share per $0.22; an additional 1,363,636 shares issuable upon exercise of warrants at $0.27 per share; and an additional 175,000 shares issuable upon exercise of an option at an exercise price of $0.25 per share.


                            DESCRIPTION OF SECURITIES

AMCI, in accordance with its Articles of Incorporation and Amendments thereto, is authorized to issue up to 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share. As of the date hereof, none of the Preferred Shares were outstanding and there were 22,764,578 shares of Common Stock outstanding.

Holders of Common Shares are entitled to one vote per Common Share on all matters to be voted on by Shareholders. The Common Shares do not have preemptive rights or cumulative voting rights. A majority vote is sufficient for most actions requiring the vote or concurrence of Shareholders. AMCI's Officers and Directors as a group (5 persons) own directly and control the votes of approximately 6.13% of the Issuer's capital stock, and beneficially own, including stock options not yet exercised, 21.74% of the common stock.

All Shares are entitled to share equally in dividends when and if declared by the Board of Directors out of funds legally available therefore. It is anticipated that AMCI will not pay cash dividends on its Shares in the foreseeable future. In the event of liquidation or dissolution of AMCI, whether voluntary or involuntary, holders of the Shares are entitled to share equally in all assets of the Company legally available for distribution to Shareholders. The holders of Shares have no preemptive or other subscription rights to acquire authorized but unissued capital stock of the Company, and there are no conversion rights or redemption or sinking fund provisions with respect to such Shares.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

No such interests.

                             DESCRIPTION OF BUSINESS

History

American Millennium Corporation, Inc. (AMCI) is a New Mexico corporation (NASDAQ
OTCBB: AMCI, formerly EOPT) organized in 1979 under the name Energy Optics, Inc. (Energy) to develop various technologies for industrial and consumer applications. Energy was unable to realize revenue sufficient to maintain an active status, and was unsuccessful in securing funding sufficient to aggressively market these devices and systems. After becoming inactive and ceasing all initiatives to pursue funding for production and marketing, Energy was de-listed from the NASDAQ Small Cap listing. However, as an inactive over-the-counter stock, Energy's principals maintained the corporate books, kept Energy in good standing and retained its status as fully reporting to the Securities and Exchange Commission.

In order to proceed with its acquisition strategy, Energy recognized that it had to reduce its overwhelming debt. A settlement agreement was reached to eliminate the Small Business Administration debt (including accrued interest) by a combination of cash payments, issuance of stock and forgiveness of debt. The remainder of the debt was extinguished by forgiveness of some debt and interest in exchange for common stock. (Most of this debt was to directors of Energy.) With a clean slate, Management believed that it could pursue its research and development of products and services.

In June 1997, Energy acquired business assets including real estate in Tavares, Florida, buildings, equipment and a controlling stock interest of Lean Protein Foods, Inc., a specialty food company, in a transaction totaling approximately $3.6 million. In September and October 1997, Energy acquired a total of 80% of American Millennium Corporation and 20% of Microgravity Aviation Corporation, both of which were development stage enterprises. Early in 1998, Energy discontinued operations of Lean Protein Foods, Inc. and on July 31, 1998, sold its interest. Management also negotiated the rescissions of both the purchase contracts for a 20% stock ownership held in Microgravity Aviation Corporation and the contract for purchase of the real estate in Tavares, Florida.

Under an Agreement and Plan of Merger dated May 27, 1998, Energy merged with American Millennium Corporation, a subsidiary of which Energy owned approximately an 80% interest, with the parent as the surviving corporation. Upon completion of the merger, we changed our name to American Millennium Corporation, Inc.

In July of 2000, we completed our acquisition of CompuGraphics Corporation, a Florida corporation.

Our corporate headquarters are located at 1010th Street, Suite 100, Golden, Colorado 80401, and our telephone number is (303) 279-2002.

Products

Our current focus is on providing hardware and software solutions to facilitate timely, accurate, and cost effective one-way and two-way delivery of information via satellite communication and the Internet. We offer a service where customers can access information about various fixed and mobile assets through a custom Internet based software application. With our SatAlarm application, customers can use their existing PC and Internet connection to select a particular asset, and request various information including location, speed, temperature and on/off conditions.

Through utilization of newly available two-way satellite communication, we can monitor currently isolated facilities and equipment. We have activated over two hundred pilot systems for satellite monitoring of oil and gas production and pipeline equipment as well as systems for monitoring and tracking rail and highway vehicles. Assets that could not be practically served by land-based communication systems can now utilize satellite monitoring and tracking to yield significantly better equipment management. This results in increased production, less product loss and increased capital efficiency for our customers.

Our principal supplies of both hardware and satellite airtime include Vistar Datacom, Inc. and ORBCOMM USA L.P. Under the terms of our agreement with Vistar Datacom, Inc., we can provide Vistar's GlobalWave asset management and tracking solutions to customers in the energy, industrial, commercial, container, transportation, and consumer vehicle markets throughout the 48 contiguous states and Canada. Under the terms of our agreement with ORBCOMM, we are able to offer tracking and remote monitoring for customers in the oil and gas, rail car, and cargo container industries, although an exception has been provided for the sale of monitoring units as well as satellite airtime by AMCI to General Motors Corporation. On September 15, 2000 ORBCOMM USA, LP filed for relief under Chapter 11 of the United States Bankruptcy Code. Although some of our applications are completely dependent upon ORBCOMM, most of our current and future applications can be supported using Vistar airtime with minimal time and costs involved in switching airtime applications.

HOW DOES SATALARM WORK?

1. Status, location, malfunction or failure information is sent from our hardware located on a customer's asset to a satellite.

2. The information passes through the satellite network to our service center for analysis. The customer can then either access a web site to check the status of their asset, or SatAlarm can automatically alert the customer with various alarms.

Since travel times to remote units can be measured in hours, accurate information of this nature is of great value. We become a key and ongoing link in the customer's value chain. We share in that value by charging for our engineering, installation, and operating services as well as receiving a recurring fee for the communication traffic By way of example, several units have been contracted for by a customer and were provisioned by us to monitor gas well compressors and the mainline station compressor. Our customer will receive daily reports that the units are running or not running, as well as alarm reports whenever the units shut down unexpectedly. We provide a secure website on the Internet for this customer to view the operating conditions and alarms.

CURRENT OPERATIONS

OIL AND GAS CUSTOMERS. We have various initiatives underway with oil and gas producers as well as manufacturers of gas compressors and control panels for those compressors. We currently have several of our units that are activated and in field trials. These units are currently monitoring a variety of assets in the United States. Much of oil and natural gas production occurs in largely remote areas far beyond the economic range of wired or terrestrially based wireless communication. Key to the operation of these production sites are enormous compressors used to extract, collect, and transfer the oil and gas to transmission pipelines. The malfunction or failure of one of these compressors is a red-alert event for the production operator. The economic loss can be measured in thousands of dollars per hour of down time, resulting in a high value to reducing the duration of an outage. To create this value, we can program commercially available hardware to relay the vital signs of the compressor. This information will include the status of all important components as well as the flow and pressure data for the pipeline. Since there is a considerable variation of compressor package designs and installation details, each installation requires customized programming and interfacing expertise to capture the critical information. Currently approximately 60% of our revenues are derived from the oil & gas industry.

CUSTOMERS TRANSPORTING OF HIGH VALUE PRODUCTS. Through proper programming and interface design, our hardware can transmit information vital to the successful delivery of perishable cargo. In addition to temperature readings, it can monitor refrigeration system fuel levels and alert for any intrusion into a railcar or container. Importantly, our hardware has an additional feature installed to communicate the location of the transport. With a GPS (Global Positioning System) module in the SC, the position of the railcar or container can be constantly monitored. In addition to providing accurate logistical information to the shipper, this information is key to the timely repair of a failing refrigerator and protection of its cargo. The failing unit can be intercepted at the next maintenance location on its route and be repaired or have its cargo transferred to a working refrigeration unit. Currently approximately 40% of our revenues are derived from the transportation industry.

OTHER APPLICATIONS. The above applications are examples of a large variety of related needs. In addition to gas wells, pipelines also require monitoring. Oil wells, storage tanks and pumps are remote, critical production assets. Industrial chemical and compressed gas storage tanks present another opportunity. In addition, refrigerated railcars, refrigerated containers and other special cargo vehicles benefit from our product

In July of 2000, we completed our acquisition of CompuGraphics Corporation. CompuGraphics has developed Sat-Trac, wich is similar to our SatAlarm application. Sat-Trac is also a user interface that allows customers to view a variety of conditions for a particular customer owned asset. Our current plans include marketing Sat-Trac as a stand-alone software product to be used by customers to monitor assets.

Our current revenues are dependent on a few major customers. As of April 30, 2001 approximately 64% of our accounts receivable are due from 3 customers, and approximately 58% of our revenues are generated from 3 customers.

Predominately all of our expenses during the last two years have been related to the research and development of our hardware and software applications. Less than 5% of these total costs have been borne directly by our customers. We released the first version of SatAlarm in late November 2000, which was our first commercially available release.

PROPRIETARY TECHNOLOGY APPLICATIONS. We believe that we have now developed certain proprietary technologies for the monitoring of various types of assets utilizing the ORBCOMM and Vistar systems. In addition to monitoring of data communications, we have the ability to remotely control functions at the asset location. Due to the sensitive and proprietary nature of this technology as well as our intent to protect us to the extent that is possible with patent applications, we are unable to disclose specific aspects of the systems. Nevertheless, we believe that the applications are both valuable and viable. We are presently in discussion with several companies regarding licensing and/or joint venture proposals within the scope of the technologies and their respective applications. We have retained the services of Pittenger and Smith, a Denver, Colorado based patent, trademark, and copyright law firm, to effect these applications.

MARKETING. We believe that a significant base of recurring revenues derived from monthly satellite and paging monitoring charges will build AMCI's value. Our principal marketing efforts are directed toward the oil and gas, intermodal container, and railroad industries which have a need for monitoring of high value assets. Our personnel work with management and engineers in the industries discussed above in order to determine their technological needs, cost objectives and to develop solutions for their individualized asset monitoring requirements. Marketing efforts are performed by both our personnel and outside sales service providers. We have and will continue through the year 2001, to market our services at industry trade shows.

COMPETITION. There are numerous competitors to ORBCOMM's and Vistar's satellite based data and messaging service. However, we are confident that there does not exist, at present, any competition a formidable nature for several reasons. First, geostationary systems and terrestrial-based wireless networks are regional, not global, in coverage. Secondly, the big Low Earth Orbit systems such as Iridium and Globalstar must focus on voice telephony to build rapid revenues to service the multi-billion dollar capitalization costs associated with their deployment. Also, their electronic architecture makes it expensive to send data and the end-user equipment is expensive. Additionally, the majority of the satellite systems in development exist only on paper and have either not obtained financing or licensing or both. We do not believe that any system either deployed or in development can compete with the ORBCOMM/Vistar/AMCI collective ability to provide the low cost service for data transfer, the small, inexpensive communicators, or the ability to provide global near-real-time two-way communications, although There is potential competition from other ORBCOMM and Vistar resellers who are licensed to market services within the same industries as we have focused. Also, ORBCOMM and Vistar are marketing their own services to virtually all industries via in-house resellers and employed sales personnel. We believe that the market is vast and we are protected with mutual agreements of non-disclosure and non-circumvention with ORBCOMM and Vistar on any initiatives brought forward by us.

Remote asset monitoring via satellite is a relatively new market, in which no one supplier has a majority of market share. The market is new and emerging, and we believe that with our SatAlarm application, we will be participants in the development of a substantial future market. Potential substitutes for our product include cellular services. Cellular service is still not available in all remote areas, which gives our application an advantage, as the possibilities for satellite access are available virtually everywhere.

MANUFACTURING AND SUPPLIERS. We purchase the majority of the components for our hardware units from Vistar Datacom and ORBCOMM; however, we believe that these components are readily available from more than one source of supply at competitive prices. Airtime for satellite monitoring is also purchased from Vistar and ORBCOMM.

GOVERNMENT REGULATIONS. As value-added resellers for VistarandORBCOMM, our services and products are subject to the rules and regulations of the Federal Communications Commission. We anticipate no problems in obtaining the necessary certifications in a timely manner as required.

PERSONNEL. As of April 30, 2001, we had eleven full time employees, three of whom are directors or officers. None of our personnel are covered by collective bargaining agreements. Relations with our personnel are considered good.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

The following discussion and analysis should be read in conjunction with the financial statements and related notes, which provide additional information concerning our financial activities and condition.

FINANCIAL CONDITION: NEED FOR ADDITIONAL FUNDING

Lack of recent, and future, profit from operations. Due to our focus on product development, we have not been profitable since our re-organization in 1998. We expect this to continue as we are still firmly committed to new product and service development. Although our forward-looking business plan calls for a continual increase in sales of developed products, we are also planning for increased development costs that will not be offset by increased revenue in the near future.

To fund our operations we will need to pursue additional sources of cash in the short term. Our forward-looking business plan does not project positive cash flow prior to depletion of our current cash position. The availability of other sources of cash may, or may not, materialize and thus, present a significant risk to the investor that we will exhaust our financial resources in the short term, with no ability to pay for ongoing operational expenses, before our revenues can be developed to adequately cover its expenses. Because of these factors, our auditors have expressed substantial doubt as to our ability to continue as a going concern, as noted in the financial statements.

RESULTS OF OPERATIONS

We had a net loss of $1,888,903 (or $.086 per share) on revenues of $221,613 for the nine months ended April 30, 2001 compared to a net loss of $1,098,837 (or $.059 per share) on revenues of $279,959 for the nine months ended April 30, 2000. The increase in net loss was primarily attributable to the increase in selling, general and administrative expenses, as described below. Our revenues are not estimated to cover our operating expenses until December 2001 and in the interim we will need an estimated additional $2 million in capital funding. We anticipate that current and potential new investors will support this funding, but there can be no guarantee of this. We have several products now on demonstration with various customers, and anticipate that this should lead to substantial sales in the next 12 months. Gross profit for the nine months ended April 30, 2001 was $66,452 (30% of sales) compared to $158,836 (57%) for the nine months ended April 30, 2001. The decreased profit margin is primarily due to the nature of revenues earned. The costs associated with developing new products is higher than those associated with existing products.

Selling, general and administrative expenses were $1,851,909 for the nine months ended April 30, 2001 compared to $1,253,070 for the nine months ended April 30, 2000. The general, selling and administrative costs have increase due to our expansion of operating facilities, new product development, new marketing initiatives, and an increase in our administrative, operations, engineering and sales staff. We earned $221,613 from sales revenue for the nine months ended April 30, 2001 compared to $279,959 for the nine months ended April 30, 2000. The revenue was derived primarily from the sale of hardware and airtime to new and existing customers.

As of July 31, 2000, we had available income tax operating loss carryforwards of $8,610,987, tax credits of $21,379 and capital loss carryforwards of $2,328,670 that can be used to offset future taxable income, subject to certain restrictions based on significant ownership changes.

Liquidity and Capital Resources

Net cash used in operating activities was $1,556,871 for the nine months ended April 30, 2001 compared to $747,761 for the year nine months ended April 30, 2000. The increase in net cash used in operating activities resulted primarily from increases in net loss.

Net cash used in investing activities was $138,895 for the nine months ended April 30, 2001 compared to $40,099 for the nine months ended April 30, 2000. The increase in net cash used in investing activities resulted primarily from increased capital expenditures for computer equipment, purchased software, and office equipment. Net cash provided by financing activities was $1,639,342 for the nine months ended April 30, 2001 compared to $1,142,178 for the Nine months ended April 30, 2000. The increase in net cash provided by financing activities resulted primarily from the sale of securities to private investors and the issuance of convertible notes.


                             DESCRIPTION OF PROPERTY

         Our headquarters are a leased facility which occupies approximately 4,400 (four thousand, four hundred) square-feet, located at 1010 10th Street, Suite 100, Golden, CO.

         We do not invest in real estate or real estate mortgages, nor do we invest in the securities of or interests in persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Promoters.

On April 27, 2000, we entered into a one-year agreement with Charter Bridge Financial ("Charter Bridge") for the purpose of investor relations and public promotion. The agreement called for AMCI to pay Charter Bridge $10,000.00 initially and a monthly fee of $4,500.00 thereafter. Additionally, we agreed to issue to Charter Bridge 70,000 unregistered shares of our common stock upon execution of the agreement and three additional installments of 70,000 unregistered shares, on 8/1/2000, 11/1/2000, and finally on 2/1/2001. On September 27, 2000 we terminated Charter Bridge pursuant to the terms of the agreement, for unsatisfactory or non-performance. To date, Charter Bridge has received $19,000 and 140,000 shares in fees for services.

In July 1999, we engaged Jack Augsback and Associates, a Florida licensed broker, ("Augsback") to serve as its exclusive agent for placement opportunities. We agreed to pay Augsback commissions equal to ten percent of the gross proceeds from placement offerings, with an additional one percent non-accountable expense allowance also in cash. Additionally, we granted Augsback warrants equal to five percent of the gross proceeds from placement offerings. On July 6, 2000, we cancelled our placement agent contract with Augsback. As of the termination date, we had paid Augsback a total of $128,146.35 in commissions and costs.

On December 7, 1998, we entered into a two-year agreement with Potter Financial, Inc. (Potter) for the purpose of investor relations and public promotion. Pursuant to an addendum to the contract, Potter is entitled to purchase options in AMCI as follows in consideration for services rendered in the contract:

                                    100,000 shares @ $0.05
                                    100,000 shares @ $0.10
                                    100,000 shares @ $0.75
                                    100,000 shares @ $1.00
                                    100,000 shares @ $1.50
                                    100,000 shares @ $2.00
                                    100,000 shares @ $2.50

                                    100,000 shares @ $3.00


The original option contract will lapse December 31, 2000. On July 17, 2000 our Board of Directors passed a resolution extending the exercise period to December 31, 2002, so that the issuable shares could be registered in this registration statement. Our contract with Potter expires on December 6, 2000

Related Party Transactions

We had notes payable to officers at April 30, 2001 of $20,500. These notes are unsecured, due at various dates through July 31, 2001 and provide for annual interest at 6%.

We had accrued accrued salaries due to our officers of $19,458 at April 30, 2001.

We had notes payable due to our shareholders at April 30, 2001 of $220,000. These notes are unsecured, due at various dates through July 31, 2001 and provide for annual interest at 11%.

On August 13, 1999, the Board of Directors authorized the issuance of 165,000 shares of AMCI common stock in lieu of cash compensation. 100,000 shares were issued to one of our officers for services provided, and 65,000 shares were issued to a consultant in settlement of an outstanding liability in the amount of $13,000.

Effective February 29, 2000 the corporate secretary resigned. The Board of Directors authorized the issuance of 100,000 shares of our restricted common stock valued at $52,500 and a cash payment of $17,500 in settlement of accrued compensation and out-of-pocket expenses.

On April 3, 2001, the Board of Directors authorized the issuance of options for the purchase of 3,406,225 shares of AMCI common stock at an exercise price of $.10/share. These options were issued to 9 officers, directors and related parties in order to settle liabilities of AMCI due them in the amount of $647,183. These options are fully vested and shall be exercisable for 3 years. The nature of the liabilities settled with these options are as follows:

         Accrued consulting                 $298,498
         Advances from officers               14,080
         Notes payable                       245,396
         Accrued salaries                     89,209

On April 24, 2001 Bruce R. Bacon, the Company's VP of Technology and CTO, was granted an option to purchase 1,000,000 shares of AMCI common stock at an exercise price of $.19/share. The option is fully vested and shall be exercisable for 3 years. In addition, on April 24, 2001 Ron Corsentino, the Company's Controller was granted an option to purchase 100,000 shares of AMCI common stock at an exercise price of $.19/share. The option is fully vested as of May 29, 2001 and shall be exercisable for 2 years.

On April 24, 2001 the Board of Directors authorized the issuance of options for the purchase of 200,000 shares of AMCI common stock at an exercise price of $.25/share. These options were granted to certain individuals who were employed by AMCI on February 1, 2001. The options are fully vested as of February 1, 2001 and are exercisable for two years.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since May 27, 1998, our shares have been traded through the over-the-counter market through the NASD OTC Electronic Bulletin Board ("OTCBB") marketplace under the symbol AMCI. Since that date, our shares have traded on the Bulletin Board at prices ranging from $.19 to $2.125; however, there can be no assurance that our shares will continue to trade within this range, given the effect of the shares being registered hereby. Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

As of June 1 2001, we had 789 Shareholders of Record.

Holders of our Common Stock are entitled to dividends when, as and if declared by the Board of Directors, out of funds legally available therefore. We do not anticipate the declaration or payment of any dividends in the foreseeable future, and has not paid dividends at any time in the past.

We intend to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

AMCI's stock registrar and transfer agent is Securities Transfer Corporation.

                             EXECUTIVE COMPENSATION

The following tables summarize the executive compensation earned or paid for services rendered for the fiscal years ended July 31, 2000, 1999 and 1998:

                                                          Other
                              Fiscal                   Compensation     Total
                               Year     Salary  Bonus   (1), (2)         (2)
                             --------- -------- ------ ------------ ------------
Name and Principal Position

Andrew F. Cauthen              2000    $120,000   --     $   14,500 $    134,500
     President                 1999      15,000   --          --          15,000
     Chief Executive Officer   1998       --      --          --           --
     Director

Steve Watwood                  2000      96,000   --          --          96,000
     VP Business Development   1999      98,001   --        186,500      284,501
     Chairman of the Board     1998      78,000   --          --          78,000
     Director

Bruce Bacon                    2000      96,000   --          --          96,000
     VP of Engineering         1999      96,000   --        106,500      202,500
     Chief Technology Officer  1998      43,298   --          --          43,298
     Director

Shirley Harmon                 2000       --      --          --          --
     Secretary                 1999       --      --         13,313      13,313
     Director                  1998       --      --          --          --

James Statham (3)              2000      96,000   --          --          96,000
     Chief Operations Officer  1999      98,001   --        226,250      324,251
     Director                  1998      92,667   --          --          92,667

All Executives as a Group      2000     408,000   --         14,500      422,500
                               1999     307,002   --        532,563      839,565
                               1998     213,965   --          --         213,965


(1) Includes the value of restricted common stock issued

(1) Does not include the value of long-term compensation in the form of options issued to officers, included in the OPTIONS/SAR GRANTS table below.

(2) Resigned as an officer and director on December 30, 2000.

Any increase in Officer compensation would be predicated on prevailing industry standards and the existing financial situation of AMCI. The Board of Directors may authorize an increase in the compensation of AMCI's executive officers without a vote of Shareholders.

We did not make any bonus cash payments to our executive officers; however, we may, in the future, develop programs which may include bonus payments.

AMCI does not compensate its Directors for their participation. AMCI does not provide for agreements with any of its executive officers. However, AMCI may, in the future, need to compete for the services of its executive officers, at which time, the Board of Directors may adopt and require its executive officers to execute employment agreements.

                            OPTIONS/SAR GRANTS TABLE

The following options table reflects long-term compensation in the form of individual grants of stock options of AMCI made during the last completed fiscal year to each of the named executive officers:

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                               (Individual Grants)

------------------ ------------------ ------------ ------------ ----------------
                                      Percent of
                                        Total
                      Number of       ptions/SARs
                     Securities        Granted to  Exercise of
                   Underlying Options Employees in Base Price
                      Granted (#)      Fiscal Year  ($/Sh)      Expiration Date
Officer
------------------ ------------------ ------------ ------------ ----------------

Andrew F. Cauthen           1,200,000       20.35%        $.19        1-14-2004

------------------ ------------------ ------------ ------------ ----------------
Andrew F. Cauthen             486,491        8.25%        $.10       04-03-2004

------------------ ------------------ ------------ ------------ ----------------
Stephen F. Watwood          1,715,040       29.09%        $.10       04-03-2004

------------------ ------------------ ------------ ------------ ----------------
Bruce R. Bacon              1,000,000       16.96%        $.19       04-24-2004

------------------ ------------------ ------------ ------------ ----------------
Bruce R. Bacon                373,099        6.33%        $.10       04-03-2004

------------------ ------------------ ------------ ------------ ----------------
Shirley Harmon                 21,372         .36%        $.10       04-03-2004

------------------ ------------------ ------------ ------------ ----------------
Shirley Harmon                 50,000         .85%        $.19        1-14-2004
------------------ ------------------ ------------ ------------ ----------------

        AUDITED FINANCIAL STATEMENTS FOR THE PERIOD ENDING JULY 31, 2000

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


INDEPENDENT AUDITOR'S REPORT                                             F - 2

CONSOLIDATED FINANCIAL STATEMENTS

     Consolidated Balance Sheets                                         F - 3

     Consolidated Statements of Operations                               F - 4

     Consolidated Statements of Deficiency in Assets                     F - 5

     Consolidated Statements of Cash Flows                               F - 6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      F - 7 to F - 16

[LOGO]
Dohan and Company                                  7700 North Kendall Drive, 204
Certified Public Accountants                       Miami, Florida     33156-7564
A Professional Association                         Telephone      (305) 274-1366
                                                   Facsimile      (305) 274-1368
                                                   E-mail         info@uscpa.com
                                                                  --------------
                                                   Internet        www.uscpa.com

                           INDEPENDENT AUDITOR'S REPORT

Stockholders and Board of Directors
American Millennium Corporation, Inc. and subsidiary
Golden, Colorado

We have audited the accompanying consolidated balance sheets of American Millennium Corporation, Inc. and subsidiary as of July 31, 2000 and 1999, and the related consolidated statements of operations, deficiency in assets and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Millennium Corporation, Inc. and subsidiary at July 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency and has a deficiency in assets that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                  /s/ Dohan and Company, P.A.
                                                  Certified Public Accountants

Miami, Florida
September 9, 2000, except as to
  Note 15, which is November 9, 2000


Member:
Florida Institute of Certified Public Accountants
American  Institute of Certified Public  Accountants - Private Companies and SEC
  Practice Sections
SC International - Offices in Principal Cities World-Wide                 [LOGO]

AMERICAN MILLENNIUM CORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
July 31,                                                   2000        1999
                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents..........................  $ 105,148 $    13,236
  Accounts receivable, less allowance for doubtful
    accounts of $1,564 and $640......................     23,899      20,365
  Inventories........................................     21,161       5,975
  Prepaid expenses...................................     41,514        --
  Discount on issuance of debt........................     41,875        --
--------------------------------------------------------------------------------
TOTAL CURRENT ASSETS.................................    233,597      39,576
PROPERTY AND EQUIPMENT, NET..........................    154,714      68,365
OTHER ASSETS
  Long-term portion of non-compete agreement.........    138,639        --
  Securities in closely-held corporation.............      3,040       3,040
  Security deposits..................................      7,407       2,653
  Other assets.......................................        760        --
  Deferred income tax asset, less valuation
    allowance of $3,385,497 and $2,928,303...........       --          --
--------------------------------------------------------------------------------
TOTAL OTHER ASSETS...................................    149,846       5,693
TOTAL ASSETS.........................................$   538,157 $   113,634
================================================================================

                      LIABILITIES AND DEFICIENCY IN ASSETS

CURRENT LIABILITIES
  Accounts payable....................................$  226,792 $   172,265
  Accrued payroll and related taxes...................    44,149      89,908
  Accrued liabilities.................................   468,827     321,667
  Current portion of capitalized lease obligations....    24,473      10,664
  Notes payable to officers...........................   210,992      91,970
  Notes payable to related parties....................    62,285      69,885
  Note payable to shareholder.........................    25,899      45,647
  Advances from officers..............................    24,952      38,665
--------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES............................. 1,088,369     840,671

LONG-TERM PORTION OF CAPITALIZED LEASE OBLIGATIONS....    16,713      17,678
--------------------------------------------------------------------------------
TOTAL LIABILITIES....................................  1,105,082     858,349
COMMITMENTS AND CONTINGENCIES (NOTES 3,8,11 AND 13)

DEFICIENCY IN ASSETS
  Preferred stock, 10,000,000 shares authorized;
    none issued                                              --          --
  Common stock, $.001 par value, 60,000,000 shares
    authorized; 21,402,284 and 16,403,472 shares
    issued and outstanding...........................     21,402      16,404
  Additional paid-in capital......................... 14,099,236  11,200,669
  Accumulated deficit.................................(14,687,563)(11,961,788)
--------------------------------------------------------------------------------
TOTAL DEFICIENCY IN ASSETS...........................   (566,925)   (744,715)
TOTAL LIABILITIES AND DEFICIENCY IN ASSETS...........$   538,157 $   113,634

================================================================================
See accompanying notes.
                                       F-3

AMERICAN MILLENNIUM CORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
-----------------------------------------------------------------------------
For the Years Ended July 31,                                2000        1999
--------------------------------------------------------------------------------
REVENUES..............................................$   341,418 $    320,685
COST OF REVENUES.....................................    212,606      244,023
--------------------------------------------------------------------------------
GROSS PROFIT..........................................    128,812       76,662
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
  Compensation to officers and directors.............  1,273,153      966,683
  Consulting - others................................    135,641       80,838
  Professional.......................................    184,574      269,632
  Employee salaries..................................    423,171         --
  Employee benefits and payroll taxes................     59,855         --
  Research and development...........................    136,507        5,384
  Travel.............................................    110,315       84,765
  Telephone and utilities............................     46,529       51,782
  Depreciation and amortization......................     16,688       12,860
  Other..............................................    224,621       72,790
------------------------------------------------------------------------------
TOTAL SELLING, GENERAL AND ADMINISTRATIVE EXPENSES... 2,611,054    1,544,734
--------------------------------------------------------------------------------
LOSS FROM OPERATIONS................................. (2,482,242)  (1,468,072)
OTHER INCOME (EXPENSES)
  Litigation settlement..............................       --        (20,000)
  Interest expense...................................   (148,208)     ( 7,057)
  Amortization of loan costs.........................   (109,647)        --
  Loss on disposal of property and equipment.........    (25,689)     (38,707)
  Miscellaneous income...............................     40,011        6,342
--------------------------------------------------------------------------------
TOTAL OTHER INCOME (EXPENSES)........................   (243,533)     (59,422)
LOSS BEFORE INCOME TAXES............................. (2,725,775)  (1,527,494)
INCOME TAXES.........................................       --          --
------------------------------------------------------------------------------
NET LOSS............................................. (2,725,775)  (1,527,494)
==============================================================================
BASIC AND DILUTED NET LOSS PER COMMON SHARE..........     $(0.15)      $(0.11)
==============================================================================
BASIC AND DILUTED COMPREHENSIVE LOSS PER COMMON SHARE      $(0.15)      $(0.11)
==============================================================================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  (BASIC AND DILUTED)................................. 18,218,392  14,215,132
==============================================================================
See accompanying notes.

AMERICAN MILLENNIUM CORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF DEFICIENCY IN ASSETS
FOR THE YEARS ENDED JULY 31, 2000 AND 1999
--------------------------------------------------------------------------------
                                   Additional                              Total
                  Common Stock     Paid-in     Accumulated            Deficiency
Description    Shares     Amount   Capital     Deficit      Other      in Assets
--------------------------------------------------------------------------------
Balance -
July 31, 1998 12,329,514 $12,330 $10,157,121   $(10,434,294)$( 8,000)$ (272,843)

Common stock
 exchanged for
 services        174,958     175     153,307           --       --      153,482
Common stock
 issued under
 employee stock
 incentive
 plan          1,775,000   1,775     378,075           --       --      379,850
Cancellation of
 treasury stock     --      --        (8,000)          --      8,000       --
Common stock assigned
 from Global
 Investments
 for debt
 reduction       591,000     591        (591)          --       --         --
Common stock
 issued for
 compensation  1,033,000   1,033     311,457           --       --      312,490
Sale of common
 stock           200,000     200      99,800           --       --      100,000
Common stock
 issued for
 loan repayment  300,000     300     109,500           --       --      109,800
Net loss for
 the year           --       --         --       (1,527,494)    --   (1,527,494)
--------------------------------------------------------------------------------
Balance -
July 31, 1999 16,403,472   16,404 11,200,669    (11,961,788)    --     (744,715)

Sale of
 common stock  3,130,001    3,130    713,520           --       --      716,650
Common stock
 issued for
  interest        25,000       25      6,225           --       --        6,250
Common stock
 issued for
 compensation    200,000      200      72,300          --       --       72,500
Common stock
 exchanged for
 services        165,200      165      87,365          --       --       87,530
Common stock
 exchanged for
 100% ownership
 in CompuGraphics
 Corp.           600,000      600         --           --       --          600
Common stock
 issued for
 payment of
 accounts
 payable          23,170       23       19,440         --       --       19,463
Conversion of
 debt to equity  855,441      855      951,646         --       --      952,501
Stock options
 issued for
 services           --       --      1,048,670         --       --    1,048,670
Net loss for
 the year           --       --           --     (2,725,775)    --   (2,725,775)
--------------------------------------------------------------------------------
Balance -
July 31, 2000 21,402,284  $21,402  $14,099,236 $(14,687,563) $0      $ (566,925)
================================================================================
See accompanying notes.
                                       F-5

AMERICAN MILLENNIUM CORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
For the Years Ended July 31,                                2000        1999
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net (loss)........................................$(2,725,775) $(1,527,494)
      Adjustments to reconcile net (loss) to net
        cash used used by operating activities:
        Depreciation and amortization.................     17,798       14,995
        Amortization of loan costs.....................   109,647         --
        Provision for bad debts.......................      1,564          640
        Loss on disposal of property and equipment....     25,689       38,707
        Common stock exchanged for services...........     87,530      153,482
        Common stock issued under employee stock
          incentive plan..............................       --        379,850
        Stock options issued in consideration for past
          services....................................  1,048,670         --
        Common stock issued for compensation..........     72,500      312,490
        Note payable issued for compensation..........       --         15,000
     (Increase) decrease in assets:
        Accounts receivable...........................     (5,098)     (21,005)
        Inventory.....................................    (15,186)      (5,975)
        Prepaid expenses..............................     (6,514)      40,375
        Other current assets..........................    (42,893)     (14,003)
      Increase (decrease) in liabilities:
        Accounts payable..............................     54,527       50,966
        Accrued payroll and related taxes.............    (45,759)     (76,597)
        Accrued liabilities...........................    195,258      339,995
--------------------------------------------------------------------------------
NET CASH USED BY OPERATING ACTIVITIES................. (1,228,042)    (298,574)

CASH FLOWS FROM INVESTING ACTIVITIES:
 Receipts
   Proceeds from disposal of property and equipment...      1,700         --
--------------------------------------------------------------------------------
RECEIPTS FROM INVESTING ACTIVITIES....................      1,700         --
 Disbursements
   Acquisition of property and equipment..............   (129,157)     (41,912)
   Acquisition of non-compete agreement...............   (150,000)        --
   Additional security deposits and other.............   (  5,514)        --
--------------------------------------------------------------------------------
DISBURSEMENTS FROM INVESTING ACTIVITIES...............   (284,671)     (41,912)
-------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES.................   (282,971)     (41,912)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Receipts
   Proceeds from advances by officers..................      --         38,665
   Proceeds from notes payable to officers.............   150,000       40,792
   Proceeds from related parties contributed to capital       --           --
   Proceeds from related parties, net..................     9,000      166,385
   Proceeds from note payable stockholder..............       200       12,000
   Proceeds from issuance of common stock, net......... 1,512,120      100,000
   Proceeds from capitalized leases....................    13,809         --
--------------------------------------------------------------------------------
RECEIPTS FROM FINANCING ACTIVITIES..................... 1,685,129      357,842
Disbursements
   Payments on notes due stockholder...................   (19,948)        --
   Payments on notes due related parties...............   (16,600)        --
   Payments on advances by officers, net...............   (13,713)      (5,296)
   Payments on notes payable to officers...............   (30,978)        --
   Payments on capitalized leases......................      (965)        --
--------------------------------------------------------------------------------
DISBURSEMENTS FROM FINANCING ACTIVITIES................   (82,204)      (5,296)
-------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES.............. 1,602,925      352,546
------------------------------------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS..............    91,912       12,060
CASH AND CASH EQUIVALENTS - BEGINNING..................    13,236        1,176
--------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - ENDING.....................$  105,148  $    13,236
================================================================================
SUPPLEMENTAL DISCLOSURES:
   Cash paid during the year for:
     Interest..........................................$    5,471  $     2,039
     Income taxes......................................$    --     $      --

   In addition to amounts reflected above, common stock was issued for:
     Notes payable to related parties..................$    --     $    96,500
     Note payable to officer...........................$    --     $    19,300
     Advances to officer reduced accrued liabilities...$   52,500  $    65,921
     Equipment was exchanged for debt reduction........$    --     $     6,000
     Reduction of accounts payable.....................$   19,463  $      --
================================================================================
See accompanying notes.
                                      F-6

AMERICAN MILLENNIUM CORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2000 AND 1999

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY American Millennium Corporation, Inc. (Company), a New Mexico corporation, was organized in 1979 and has provided engineering services relating to research and development activities for outside parties as well as internal product development. The Company has developed various proprietary and patented technologies for industrial and consumer application.

BUSINESS COMBINATION A controlling interest (79.3%) of American Millennium Corporation, a Delaware corporation, was acquired in October 1997. The remaining interest in American Millennium Corporation was acquired under an Agreement and Plan of Merger dated May 27, 1998, when the companies merged, with the parent as the surviving corporation. Upon completion of the merger, the Company changed its name from Energy Optics, Inc. to American Millennium Corporation, Inc.

NATURE OF OPERATIONS Since the merger, operations have been focused primarily on hardware and software combinations to facilitate timely, accurate and cost effective one-way and two-way monitoring of information. This is achieved through a variety of platforms including satellite, cellular, various radio frequency protocols and wireline.

BASIS OF PRESENTATION The accompanying consolidated financial statements include the accounts of American Millennium Corporation, Inc. (AMCI) and its wholly-owned subsidiary, CompuGraphics Corporation (CompuGraphics). All significant intercompany accounts and transactions of American Millennium Corporation, Inc., and Subsidiary (the Company) for the periods presented have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS The Company considers all highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash equivalents.

INVENTORIES Inventories consist of Subscriber Communicators and related parts. Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or market.

PROPERTY AND EQUIPMENT Property and equipment is stated at cost. Depreciation of equipment is provided over estimated useful lives ranging from five years to seven years, using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized. Gains and losses on disposition of property and equipment are included in income as realized.

AVAILABLE-FOR-SALE EQUITY SECURITIES The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity securities." This statement requires securities that are available for sale to be carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

INCOME TAXES Income taxes are computed under the provisions of the Financial Accounting Standards Board (FASB) Statement 109 No. (SFAS 109), Accounting for Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference in events that have been recognized in the Company's financial statements compared to the tax returns. Current and deferred taxes are allocated to members of the consolidated group by applying FASB Statement No. 109 to each member as if it were a separate taxpayer.

INCOME TAX CREDITS Income tax credits will be recognized as a reduction of the provision for income taxes in the year in which utilized.

REVENUE RECOGNITION The Company develops, sells, installs, and services satellite communication systems. Revenue from sales of satellite communication systems is recorded at the time the goods are shipped or installed as provided by contract. Revenue from servicing of the systems is recognized when the service is provided. The Company provides airtime to its customers on a month-to-month basis, which is recognized as revenue at the time the service is provided.


AMORTIZATION OF LOAN COSTS Loan costs incurred in the acquisition of indebtedness is amortized using the straight-line method over term of the respective debt instrument.

CONCENTRATIONS OF CREDIT RISK AND ECONOMIC DEPENDENCE Concentrations of credit risk with respect to receivables results from the fact that approximately 56% of accounts receivable at July 31, 2000, was due from two customers. Further, approximately 62% of revenues from the sale of products and services are to three customers.

Risks associated with industry concentrations are limited due to the wide variety of customers and markets into which the Company's products and services are provided, as well as their dispersion across many different geographic areas.

The Company is economically dependent on ORBCOMM USA, L.P. (ORBCOMM), which has filed for protection under Chapter 11 of the Federal Bankruptcy Act, and Vistar Datacom, for whom it is a value-added reseller. ORBCOMM and Vistar both provide satellite service for the Company's monitoring devices and are also the suppliers for the main component of the Company's Subscriber Communicators.

                                      F-7

NOTE 1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

RECLASSIFICATIONS Certain amounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the 2000 financial statements.

RESEARCH AND DEVELOPMENT COSTS Research and development costs are expensed as incurred.

ADVERTISING Advertising costs are expensed as incurred.

COMPUTER SOFTWARE DEVELOPED FOR INTERNAL USE Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," ("SOP 98-1") issued by the American Institute of Certified Public Accountants is effective for financial statements beginning after December 15, 1998, SOP 98-1 requires that costs incurred in the preliminary stage of a development project be expensed as incurred, and that subsequent costs be capitalized or expensed, depending on criteria defined within SOP 98-1 Capitalized costs should be amortized on a straight-line basis unless another systematic basis is more representative of the software's use.

BASIC NET LOSS PER COMMON SHARE Basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during each period. Available stock options at July 31,2000, were anti-dilutive and not considered common stock equivalents for purposes of computing loss per common share.

IMPAIRMENT OF LONG-LIVED ASSETS The Company follows FASB Statement No. 121 (SFAS
121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS 121 requires that impairment losses are to be recorded when long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Long-lived assets to be disposed of, if any, are reported at the lower of the carrying amount or the fair value less cost to sell.

COMPREHENSIVE INCOME The Company has previously adopted FASB Statement No. 130 (SFAS 130) "Reporting Comprehensive Income". This statement establishes standards for reporting of comprehensive income and its components (revenues, expenses, gains, losses) in financial statements and requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income consists of the unrealized gain on marketable securities and is presented in the Statements of Deficiency in Assets. The adoption of SFAS 130 had no impact on the Company's net income or total shareholders' equity.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES The Company has adopted FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the value of those derivatives would be accounted for depending on the use of the derivatives and whether it qualifies for hedge accounting. This statement is not expected to have a material impact on the Company's consolidated financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS Cash, receivables, accounts payable, debt, accrued expenses and other liabilities are carried at amounts which reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest which are consistent with current market rates.

RECLASSIFICATIONS Certain amounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation of the current year consolidated financial statements. Additionally, retroactive effect has been given to the merger for purposes of comparative consolidated financial statement presentation.

                                      F-8

NOTE 2. RELATED PARTY TRANSACTIONS

ADVANCES Notes payable to officers at July 31, 2000 and 1999, were $235,944 and $130,635, respectively. These notes are unsecured, due at various dates through July 31, 2001, and provide for annual interest at 6%. For the year ended July 31, 2000, officers of the Company advanced funds to the Company totaling $150,000.

Notes payable to parties related by virtue of common control at July 31, 2000 and July 31, 1999 were $62,285 and $69,885, respectively. These notes are unsecured, due at various dates through July 31, 2001, and provide for annual interest at 6%. For the year ended July 31, 2000, related parties of the Company advanced funds to the Company totaling $9,000.

STOCK FOR SERVICES Common stock issued to related parties are shares that have been recorded using the lower of the average price on the date issued or maximum offering price unless a value was otherwise stated, subject to a certain discounts.

On August 13, 1999, the Board of Directors authorized the issuance of 165,000 shares of S8 free trading common stock. 100,000 shares of were given to one officer of the company for services to be rendered, and 65,000 shares were paid to a consultant in settlement of an outstanding liability in the amount of $13,000. The stock was valued at $33,000.

Effective February 29, 2000 the corporate secretary resigned. The Board of Directors authorized the issuance of 100,000 shares of restricted common stock of the company valued at $52,500 and a cash payment of $17,500 in settlement of accrued compensation and out-of-pocket expenses.

NOTE 3.  BUSINESS COMBINATION

On July 18, 2000, the Company completed a merger with CompuGraphics Corporation by exchanging 600,000 shares of its common stock for all of the common stock of CompuGraphics. The merger has been accounted for as a pooling of interests and accordingly all prior period consolidated financial statements have been restated to include the combined results of operations, financial position and cash flows of CompuGraphics.

Prior to the merger CompuGraphics' fiscal year ended on December 31. In recording the business combination, CompuGraphics prior period financial statements have been restated to conform with the Company's year end. The effects of conforming CompuGraphics accounting policies to those of the Company were not material.

NOTE 4. SEGMENTS AND RELATED INFORMATION

During the current year, the Company adopted FASB Statement No. 131 (SFAS No.
131), "Disclosures about Segments of an Enterprise and Related Information," which changes the way the Company reports information about its operating segments.

The Company's two business segments have separate management teams and infrastructures that offer different services. They are managed separately because each business segment provides different unrelated services. The Company's two business segments are:

    AMCI providing hardware and software combinations to facilitate timely, accurate and cost effective one-way and two-way monitoring of information

F CompuGraphics becoming an Applications Service Provider, referred to as an ASP, that will provide high value software and additional services through the Internet.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales prices are market based. The Company evaluates performance based on operating earnings of the respective business units.

                                      F-9

The following segment information includes allocations of certain costs, including overhead and shared services which are allocated based on revenues, payroll and other factors. These agreed-upon amounts between the segments may differ from amounts that would be negotiated in an arms-length transaction.

Year ended July 31, 2000    AMCI        Compugraphics          Total
--------------------------------------------------------------------------------
Revenues earned -
  External customers    $  118,322      $   223,096          $   341,418
  Intersegment          $     -         $    -               $      -
--------------------------------------------------------------------------------
  Total revenues earned $  118,322      $   223,096          $   341,418
================================================================================
Gross margins           $(  10,103)     $   138,915          $   128,812
Operating (loss) income $(2,743,817)    $    18,042          $(2,725,775)
Depreciation and
  amortization          $    14,290    $     3,508           $   17,798
================================================================================
Interest expense        $   134,922    $    10,390           $  145,312
Total assets            $   531,909    $    17,598           $  549,507
Capital expenditures    $   127,817    $     1,340           $  129,157

Year ended July 31, 1999    AMCI        Compugraphics          Total
--------------------------------------------------------------------------------
Revenues earned -
  External customers    $   127,366    $   193,319           $  320,685
  Intersegment          $      -       $      -              $      -
--------------------------------------------------------------------------------
  Total revenues earned $   127,366    $   193,319           $  320,685
================================================================================
Gross margins           $    29,186    $    47,476           $   76,662
Operating (loss)        $(1,508,915)   $   (18,579)          $(1,527,494)
Depreciation and
  amortization          $    11,204    $     1,850           $    13,054
================================================================================
Interest expense        $     3,204    $     3,853           $     7,057
Total assets            $   100,010    $    24,974           $   124,984
Capital expenditures    $    26,148    $    15,764           $    41,912

================================================================================

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:
F        1999
--------------------------------------------------------------------------------
  Office furniture and equipment                       $ 139,059   $   62,429
  Demonstrator Subscriber Communicators                   30,754       15,379
  Subscriber Communicators leased to customer              7,768        7,768
  Transportation equipment                                  --           --
--------------------------------------------------------------------------------
                                                         177,581       85,576
  Accumulated depreciation                            (   22,867)  (   17,211)
--------------------------------------------------------------------------------
  Property and equipment, net                          $ 154,714   $   68,365
================================================================================


Depreciation expense for the years ending July 31, 2000 and 1999, amounted to $15,419 and $15,188, respectively. Of these amounts, $14,309 and $14,994 are included in other selling, general and administrative expenses for July 31, 2000 and 1999, respectively; and $1,109 and $194 are included in cost of revenues for July 31, 2000 and July 31, 1999, respectively.

                                      F-10

NOTE 6.  AVAILABLE-FOR-SALE EQUITY SECURITY

Archibald Brothers Fine Beverages, Inc. (Archibald) is a closely-held company in which the Company owns 30,400 shares of common stock. The security is classified as available-for-sale and shares are held in escrow pursuant to an agreement providing for the sale of shares under an option to a third party. Under this agreement the J.M. Smucker Company (a minority shareholder) has the option to acquire all remaining shares of Archibald at a predetermined formula price at the earlier of three years or upon sales reaching $28 million.

In addition to the 30,400 shares of Archibald's common stock already owned, the Company has options to purchase up to 69,600 shares of common stock at $1 on or before October 31, 2001.

NOTE 7. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued liabilities consisted of the following:
F        1999
--------------------------------------------------------------------------------
    Professional fees                                  $  133,874   $  42,910
    Consulting - officers                                 326,953     252,894
    Royalties                                                --         5,862
    Settlement                                              8,000      20,000
 -----------------------------------------------------------------------------
                                                       $  468,827   $ 321,666
================================================================================

NOTE 8.  COMMON STOCK

STOCK ISSUED FOR SERVICES During the year ended July 31, 2000, the Company issued 123,370 shares of unregistered common stock pursuant to a Consultant Services Plan. The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Sec. 401 of the Internal Revenue Code of 1986, as amended. Shares have been recorded using the lower of the average price on the date issued or maximum offering price unless a value was otherwise stated.

On April 27, 2000, the Company entered into an agreement with The Charterbridge Financial Group, Inc. for consultation services in connection with new business opportunities and promotion of the Company to the public. The agreement calls for the issuance of 70,000 unregistered shares of the Company's common stock each quarter along with a monthly cash payment of $4,500. In April of 2000, 70,000 unregistered shares of the Company's common stock valued at $70,000 were issued to various employees of the Charterbridge Financial Group, under the Consultant Services Plan. In October of 2000, the Company terminated the services to be provided by that company. 70,000 shares of the Company's unregistered common stock and a cash payment of $13,500 are to be paid by the Company in settlement of the agreement.

During fiscal year 2000, the Company issued a total of 53,370 unregistered shares of common stock under the Consultant Services Plan as compensation for services to various consultants valued at $23,993.

In an April 7, 2000 Resolution, the Board approved the issuance to Baker, Johnston & Wilson LLP, for professional services rendered as transaction counsel for the Series 1 Convertible Notes, a Common Stock Purchase Warrant to acquire up to 10,000 shares of the Common Stock of the Company for an exercise price of $1.00 per share.

See Note 3 for stock issued for services to related parties.


                                      F-11

NOTE 8.  COMMON STOCK (CONTINUED)


From February 1, 2000 to April 7, 2000 , the Company issued a total of 3,080,001 shares of restricted common stock to 28 investors pursuant to a private offering me in accordance with the exemption under Regulation D, Rule 506 of the Securities Act of 1933. The Company received net proceeds of $666,650 from the sale of these shares after issuance costs of $103,351. Each of these shares issued carries a warrant to purchase one additional share of the Company's common stock for $.25 per share. The warrants expire 5 years from the date of the purchase of the original shares.

On July 31, 2000 the Company issued 50,000 shares to an individual investor for $1.00 per share. Each of the shares issued carries a warrant to purchase one additional share of the Company's common stock for $1.00.

STOCK OPTIONS On July 18, 2000, the Board of Directors granted to various officers and directors of the Company stock options in consideration for past services to the Company. At July 31, 2000, there were 1,821,875 shares under option at an exercise price of $.19 per share which expire on January 14, 2004. The options vest immediately upon grant and shall be exercisable commencing January 15, 2001. Compensation expense of $1,048,671 has been recognized in the current fiscal year relating to the granting of these options.

Pursuant to employment agreements entered into during fiscal year 2000, certain employees were granted options to purchase the Company's common stock at $1.00 per share, which was less than 100% of the market price on the dates the options were granted. Accordingly, no compensation expense has been recorded in the current fiscal year relating to these options. The options vest after one year of service and have a maximum term of 3 years. At July 31, 2000, 1,045,000 shares were reserved for future issuance under the plan.

On June 8, 2000, the Company entered into an option agreement with six private investors. Pursuant to the terms of the agreement, the investors will have rights to purchase from the Company options and warrants up to an aggregate of 8,000,000 newly issued shares of the Company's common capital stock, at prices ranging from $1.00 to $5.25 per share. The option agreement originally expired on August 8, 2000, and has been extended three times until November 22, 2000.

On June 12, 2000, a convertible note of approximately $802,500 was converted into unregistered common shares of the Company. The Company received net proceeds of $795,470. 502,000 shares were converted at $1.00 per share and 352,941 shares were converted at $.85 per share. Each of the shares converted carried a warrant to purchase one additional share of common stock at the respective conversion price. The warrants expire 3 years from the date of the purchase of the original shares.

NOTE 9. EMPLOYEE STOCK INCENTIVE PLAN

In January 1999, the Board of Directors approved an outline for an Employee Stock Incentive Plan (ESIP). The plan provides for 8,100,000 shares of the Company's restricted common stock to be issued as incentive compensation. The plan calls for twenty-five (25%) of the shares available to each participant to be issued when the participant has concluded six months of service. An additional twenty-five (25%) of the available stock is to be issued when the participant has concluded one year of service. The balance of the available stock is to be issued upon completion of one and one-half years of service.

Although the plan was approved by the Board of Directors and the first increment of stock issuances has been made, this plan has not yet been formalized. On January 12, 2000, the Board of Directors rescinded the ESIP and no further restricted common stock of the company will be issued under the provisions of the plan.

                                      F-12

NOTE 10. INCOME TAXES

Deferred income taxes and benefits for 2000 and 1999 are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes. The tax effects (computed at 35%) of these temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                         Current
                                                         Period
                                            1999         Changes          2000
--------------------------------------------------------------------------------
Deferred tax assets:
Accrued officers' compensation        $    88,513     $  25,923  $    114,436
Excess tax depreciation
 over book depreciation                      --            --            --
Net operating loss carryforwards        2,466,905       546,940     3,013,845
Capital loss carryforwards                815,035          -          815,035
--------------------------------------------------------------------------------
                                        2,905,420       465,033     3,943,316
Investment credit carryforwards             4,923        (1,087)        3,836
Research credit carryforwards              17,543          --          17,543
--------------------------------------------------------------------------------
                                        3,392,919       464,616     3,964,695
Valuation allowance                    (3,385,497)     (457,194)   (3,950,273)
--------------------------------------------------------------------------------
Deferred tax asset                    $     7,422     $    --     $    14,422
Deferred tax liabilities:
Unrealized gain on
 available-for-sale security          $     3,973     $    --     $     3,973
Excess book depreciation over
 tax depreciation                           3,499         7,000        10,449
--------------------------------------------------------------------------------
Deferred tax liability                      7,422          --          14,422
Net deferred tax asset (liability)    $      -        $    --     $      --
================================================================================


For the year ended July 31, 2000, a $???NONE net operating loss expired, while the Company generated, for U.S. income tax purposes, a net operating loss of approximately $1,562,687, resulting in a total loss carryforward of $8,610,987. Capital loss carryforwards at July 31, 2000, were $2,328,670. These loss carryforwards expire at various dates through the year 2019.

A valuation allowance must be established to reduce deferred income tax benefits if it is more likely than not that a portion of the deferred income tax benefits will not be realized. It is Management's opinion that it is more likely than not that the entire deferred tax benefit may not be recognized in future years because the utilization of the remaining carryforwards is dependent on the Company's ability to generate sufficient taxable income during the carryforward periods and no further significant changes in ownership. Therefore, a valuation allowance equal to the deferred tax benefit has been established, resulting in no deferred tax assets as of the balance sheet dates.

During the year ended July 31, 1998, there were significant ownership changes in the Company as defined in Section 382 of the Internal Revenue Code. As a result of these changes, the Company's ability to utilize net operating losses available before the ownership change is restricted to a total of approximately $1,775,483 per year (approximately 5.33% of the market value of the Company at the time of the ownership change). Therefore, substantial net operating loss carryforwards will, in all likelihood, be eliminated in future years due to the change in ownership.

For the year ended July 31, 2000, tax credits of $1,087 expired. Remaining tax credits total $21,379 which expire at various dates through 2005. As a result of significant changes in ownership as defined in Section 383 of the Internal Revenue Code, the Company's ability to utilize tax credits available before the ownership change will be limited.

                                      F-13

NOTE 11. OPERATING AND ECONOMIC CONDITIONS

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, conditions have limited the ability of the Company to market its products and services at amounts sufficient to recover its operating and administrative costs and the Company realized substantial losses on discontinued operations. As a result, the Company has incurred operating losses of $2,723,022 and $1,519,450 for the years ending July 31, 2000 and 1999, respectively.

In addition, the Company has used substantial working capital in its operations. As of July 31, 2000 and 1999, current liabilities exceed current assets by $716,136 and $801,294, respectively. Cash used by operations for the years ended July 31, 2000 and 1999, amounted to $1,439,490 and $298,574, respectively.

Sales are expected to fund day-to-day operations and marketing activities related to digital, wireless and wireline communications endeavors. Management plans to raise additional capital by further issuance of the Company's common stock through the private offering of stock under Regulation D, Rule 506, an additional offering to the public under Form SB-2 and other capital instruments.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts or classifications of liabilities that might be necessary in the event the Company cannot continue in existence.

NOTE 12. NOTES PAYABLE

On April 7, 2000 the Company entered into the Series 1 Convertible Note Purchase Agreement (the "Agreement"). The agreement calls for the issuance of $1,000,000 of convertible notes. The notes are convertible after 120 days following the closing into 1,000,000 shares of the Company's common stock, at a conversion price of $1.00 per share.

In connection with this indebtedness agreement, the Company issued a detachable warrant with permits the holder to purchase 1,000,000 shares of the Company's common stock for $1.00 per share. The term of this warrant is for a period of 3 years from the date of grant.

The first closing of the convertible notes occurred on April 10, 2000 in the amount of $502,500. The borrowings bear interest at the rate of 10%, payable quarterly commencing July 10, 2000. The company received net proceeds of $430,160 after issuance costs of $72,340.

On June 6, 2000 the company entered into the second closing of the Series 1 Convertible Note Purchase Agreement in the amount of $300,000. The borrowings bear interest at the rate of 10%, payable quarterly commencing September 6, 2000. The company received net proceeds of $261,772 after issuance costs of $38,228.

The Agreement was subsequently amended on June 12, 2000 to permit early conversion (See Note 8).

NOTE 13. COMMITMENTS AND CONTINGENCIES

LITIGATION In August 1997, as part of a Stock and Asset Purchase Agreement, the Company issued 400,000 restricted shares of common stock to each of two individuals. The agreement was amended in October 1997, to reflect a lower valuation of the assets to be acquired in exchange for the common stock issued. Accordingly, it was necessary to reduce the number of shares to which these two individuals were entitled to 117,275 shares each. A letter was sent to the individuals requesting the return of the original shares in exchange for issuance of the appropriate number of shares. The original shares were returned on February 11, 2000 and the appropriate number of shares were issued on the same date.

On November 25, 1997, the Company executed an Equipment Lease Agreement with AT&T Capital Leasing Services, Inc. (AT&T). The term of the agreement was 60 months. The Company made only three payments and on October 20, 1998, AT&T repossessed the equipment. There was a claim against the Company for the balance due and owing under the Equipment Lease Agreement in the sum of $44,607. A settlement agreement was entered into on February 23, 2000 for $20,000 in full satisfaction of the claim. Accordingly, the Company has recorded an accrued liability of $20,000. As of July 31, 2000 the Company owes a remaining balance of $8,000 on this settlement.

OPERATING LEASES The Company's corporate headquarters are located in a 4,400 square foot facility in Golden, Colorado. Under the terms of a lease agreement dated December 8, 1999, the Company is to occupy the Golden offices for a term of 36 months beginning the first day of December 1999, with a monthly rent of $4,400. The Company's President and CEO operates out of an executive suite in Houston, Texas. This lease expires in November of 2000.

The Company also leases office equipment under non-cancelable lease expiring March 2003, with a monthly payment of $121.

                                      F-14

NOTE 13. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Future minimum lease payments under all operating leases for years subsequent to July 31 are as follows:

          2000                                                   $   55,947
F        54,225
F        18,447
                                                                 ----------

                                                                 $  128,619
                                                                 ==========
Total rent expense was $46,335 and $15,762 for the years ended July 31, 2000 and 1999, respectively.

CAPITAL LEASES The Company leases certain computer and office equipment. The leases include options for renewal or purchase and contain clauses for payment of property taxes and insurance. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Capital lease obligations consisted of the following:

F        1999
                                                      -----------   ---------
Lease payments, payable in monthly installments totaling $2,789 and $1,118, respectively, inclusive of imputed interest at a rate of 11.6%, maturing at various dates
   through July 2004.                                $  41,186     $  28,342

Current obligations under capital leases             (  24,473)    (  10,664)
                                                     ---------     ---------
Long-term obligations under capital leases           $  16,713     $  17,678
                                                     =========     =========

Future minimum lease payments under capital leases for years subsequent to July 31, are as follows:

          2000                                                   $   27,813
F        10,471
F        4,583
F        4,201
                                                                 ----------
                                                                 $   47,068
          Amount representing interest                           (    5,882)
                                                                 ----------
          Present value of future minimum lease payments         $   41,186
                                                                 ==========


SELF-INSURANCE The Company carries a $100,000 policy for general liability and property insurance. The Company has not obtained product liability insurance to date due to the cost of such insurance. ORBCOMM and Vistar provide one-year warranties on the Subscriber Communicators which is passed along to the customer. Management presently believes that there is no material risk of loss to the Company from product liability claims against the Company as a distributor.

YEAR 2000 The year 2000 issue results from certain computer systems and software applications that use only two digits (rather than four) to define the applicable year. As a result, such systems and applications may recognize a date of "00" as 1900 instead of the intended year 2000, which could result in data miscalculations and software failures. The Company previously conducted an assessment of its key computer systems and software applications to ensure that the integrity and accuracy of our computer systems, embedded systems and software applications that contain date sensitive operations or that involve date processing. To date the Company has upgraded its accounting software (accounts receivable, accounts payable and general ledger) to be Y2K compliant.

Based on its experience through July 31, 2000, the Company believes the cost of addressing the Year 2000 has not had a material impact on the Company's financial position or results of operation.

SECURITIES AND EXCHANGE COMMISSION PROCEEDING The Company is a party to a pending administrative proceeding initiated by the Securities and Exchange Commission. Although, the Commission alleged various violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 against the Company, to date the Commission has not filed suit. An informal settlement has been reached in the matter which, if approved by the Commission, will not require payment.

In September 1999, the Company commenced a private offering of its common stock, which was intended to conform with available exemptions from the registration of the securities. The Company raised $65,750 in the states of Alabama, Georgia, Kentucky, and Texas; however, the Company did not forward the appropriate notice filings and fees to the regulatory agencies in these states. In the event, the state securities regulatory agencies determine that a violation has defeated any available Rule 506 exemption, the unregistered sale of securities in Alabama, Georgia, Kentucky and/or Texas without the benefit of an exemption from registration could give rise to civil actions against the Company by purchasers in the offering of such states who may be entitled to rescission and refund of the total purchase price with interest.


                                      F-15

NOTE 14.  SUBSEQUENT EVENTS - ADVANCES

During August, September and October of 2000, officers of the Company advanced $139,500 to the Company in the form of 30 day unsecured notes bearing interest at the rate of 11% per annum. During the same period, unrelated outside investors advanced $145,000 to the Company in the form of 30 day unsecured notes bearing interest at the rate of 11% per annum.

NOTE 15.  SUBSEQUENT EVENTS - CONVERTIBLE NOTES

Subsequent to July 31, 2000, the Company entered into a Series 1 Convertible Note Purchase Agreement providing for the offer, sale, issuance, and delivery of up to $675,000 in principal amount of Series 1 Convertible Notes with Purchase Warrants. In connection with the Closing under the Agreement, the Company shall issue $675,000 principal amount of Convertible Notes convertible into 750,000 shares of Common Stock of the Company at $.90 per share. With such Convertible Notes the Company will issue Purchase Warrants entitling the holder to purchase up to 750,000 shares of the Common Stock of the Company at an exercise price of $.90 per share.

Additionally, until May 9, 2001, the purchaser will have an option to purchase an additional Convertible Note under the same terms and conditions contained herein, except that the Company shall issue $600,000 principal amount of Convertible Notes convertible into 666,667 shares of Common Stock of the Company at $.90 per share. With such Convertible Notes the Company will issue Purchase Warrants entitling the holder thereof to purchase up to 666,667 shares of the Common Stock of the Company at an exercise price of $.90 per share.

On October 26, 2000, $25,000 was received, while $50,000 was received on October 30, 2000, and on November 9, 2000, the Company received $600,000 pursuant to this agreement.

NOTE 16.  NON-COMPETE AGREEMENT
In connection with merger on July 18, 2000, the Company signed a five-year non-compete agreement with the President of CompuGraphics Corporation. The covenant not to compete is being amortized using the straight-line method over the term of the agreement. At July 31, 2000, the covenant not to compete is reported net of $1,361 in accumulated amortization.

   UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE PERIOD ENDING APRIL 30, 2001

                                      INDEX

                                                                            PAGE


Financial Statements (Unaudited)
         Balance Sheet - April 30, 2001 (Unaudited)                           1
         Statements of Operations - Three and Nine
           months ended April 30, 2001 and 2000 (Unaudited)                   2
         Statements of Cash Flows - Nine Months
           ended April 30, 2001 and 2000 (Unaudited)                          4
         Notes to Financial Statements (Unaudited)                            5

AMERICAN MILLENNIUM CORPORATION, INC.
BALANCE SHEET (Unaudited)
-----------------------------------------------------------------------------
April 30, 2001
-----------------------------------------------------------------------------
                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents ..........................$    49,125
  Accounts receivable, less allowance for doubtful
    accounts of $ 5,503 ..............................     56,098
  Inventories ........................................     27,939
  Employee advances ..................................      3,000
  Prepaid expenses ...................................     30,115
  Current portion of non-compete agreement............      8,750
-----------------------------------------------------------------------------
TOTAL CURRENT ASSETS .................................    175,027
-----------------------------------------------------------------------------
PROPERTY AND EQUIPMENT, NET ..........................    217,299
-----------------------------------------------------------------------------
OTHER ASSETS

  Long-term portion of non-compete agreement .........    138,542
  Available-for-sale equity security .................      3,040
  Deposits............................................     13,273
  Other ..............................................        760
  Deferred income tax asset, less valuation
    allowance of $3,385,497 ..........................        --
-----------------------------------------------------------------------------
TOTAL OTHER ASSETS ...................................    155,615
-----------------------------------------------------------------------------
TOTAL ASSETS .........................................$   547,941
=============================================================================

                      LIABILITIES AND DEFICIENCY IN ASSETS

CURRENT LIABILITIES
  Accounts payable ....................................$  309,166
  Accrued payroll and related taxes ...................    41,626
  Other accrued liabilities ...........................   102,590
  Current portion of capitalized lease obligations ....     4,544
  Notes payable to officers ...........................    30,092
  Notes payable to shareholder ........................   220,000
-----------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES .............................   708,018

  Long-term portion of capitalized lease obligations      16,713
  Interest payable on long-term liabilities               32,000
  Series 1 convertible notes                             775,000
-----------------------------------------------------------------------------
TOTAL LIABILITIES .................................... 1,531,731
-----------------------------------------------------------------------------

DEFICIENCY IN ASSETS
  Preferred stock, 10,000,000 shares authorized;
    none issued                                              --
  Common stock, $.001 par value, 60,000,000 shares
    authorized; 22,764,578 issued and outstanding ....     22,765
  Additional paid-in capital ......................... 15,569,914
  Accumulated deficit.................................(16,576,469)
  -----------------------------------------------------------------------------
TOTAL DEFICIENCY IN ASSETS ...........................   (983,790)
-----------------------------------------------------------------------------
TOTAL LIABILITIES AND DEFICIENCY IN ASSETS ...........$   547,941
=============================================================================
See accompanying notes.

AMERICAN MILLENNIUM CORPORATION, INC.
STATEMENTS OF OPERATIONS                               (Unaudited)   (Restated)
-----------------------------------------------------------------------------
For the Three Months Ended April 30,                      2001        2000
------------------------------------------------------------------------------
REVENUES..............................................$    79,349 $    114,693
COST OF REVENUES .....................................     21 006       43,707
------------------------------------------------------------------------------
GROSS PROFIT..........................................     58,343       70,986
------------------------------------------------------------------------------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
  Compensation to officers and directors .............    306,790      120,224
  Consulting - others ................................     48,124         --
  Professional .......................................     35,020       62,352
  Employee salaries ..................................    122,766       25,500
  Employee benefits and payroll taxes ................     38,820        6,885
  Travel .............................................     31,110       18,104
  Telephone and utilities ............................     10,261       13,317
  Depreciation and amortization ......................     37,645        4,681
  Small tools and equipment ..........................      1,250       17,340
  Other ..............................................     67,388       45,946
------------------------------------------------------------------------------
TOTAL SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ...    699,174      314,349
------------------------------------------------------------------------------
LOSS FROM OPERATIONS .................................   (640,831)    (243,363)
------------------------------------------------------------------------------
OTHER EXPENSES
  Interest expense ...................................    (31,802)    (29,646)
  Other miscellaneous expenses .......................     (1,466)        --
------------------------------------------------------------------------------
TOTAL OTHER EXPENSES  ................................    (33,268)    (29,646)
------------------------------------------------------------------------------
LOSS BEFORE INCOME TAXES .............................   (674,099)   (273,009)
INCOME TAXES .........................................        --          --
------------------------------------------------------------------------------
NET LOSS .............................................   (674,099)   (273,009)
==============================================================================
BASIC AND DILUTED NET LOSS PER COMMON SHARE ..........    $(0.031)     $(0.015)
==============================================================================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  (BASIC AND DILUTED) ................................. 21,947,619  18,478,989
==============================================================================
See accompanying notes.

AMERICAN MILLENNIUM CORPORATION, INC.
STATEMENTS OF OPERATIONS                               (Unaudited)   (Restated)
-----------------------------------------------------------------------------
For the Nine Months Ended April 30,                        2001        2000
------------------------------------------------------------------------------
REVENUES..............................................$   221,613 $    279,959
COST OF REVENUES .....................................    155,161      121,123
------------------------------------------------------------------------------
GROSS PROFIT..........................................     66,452      158,836
------------------------------------------------------------------------------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
  Compensation to officers and directors .............    581,540      674,011
  Consulting - others ................................    256,810       49,771
  Professional .......................................    108,093       87,977
  Employee salaries ..................................    380,878       25,500
  Employee benefits and payroll taxes ................    128,196        6,885
  Travel .............................................     93,638       61,496
  Telephone and utilities ............................     34,208       25,144
  Depreciation and amortization ......................     90,160       11,000
  Office and equipment rental ........................     62,809       31,198
  Small tools and equipment ..........................      3,500       52,000
  Other ..............................................    112,077      201,560
------------------------------------------------------------------------------
TOTAL SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ...  1,851,909    1,226,542
------------------------------------------------------------------------------
LOSS FROM OPERATIONS ................................. (1,785,457)  (1,067,706)
------------------------------------------------------------------------------
OTHER INCOME (EXPENSES)
   Interest expense ..................................    (84,719)     (31,131)
   Amortization of loan costs ........................    (41,875)        --
  Other miscellaneous income..........................     23,148         --
------------------------------------------------------------------------------
TOTAL OTHER INCOME (EXPENSES) ........................   (103,446)     (31,131)
------------------------------------------------------------------------------
LOSS BEFORE INCOME TAXES .............................  (1,888,903) (1,098,837)
INCOME TAXES .........................................       --          --
------------------------------------------------------------------------------
NET LOSS .............................................  (1,888,903) (1,098,837)
==============================================================================
BASIC AND DILUTED NET LOSS PER COMMON SHARE ..........    $(0.086)     $(0.059)
==============================================================================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  (BASIC AND DILUTED) ................................. 21,947,619  18,478,989
==============================================================================
See accompanying notes.

AMERICAN MILLENNIUM CORPORATION, INC.
STATEMENTS OF CASH FLOWS                               (Unaudited)   (Restated)
-------------------------------------------------------------------------------
For the Nine Months Ended April 30,                        2001        2000
-------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net (loss) ........................................$(1,888,903) $(1,098,837)
      Adjustments to reconcile net (loss) to net
        cash used by operating activities:
        Depreciation and amortization .................     90,160       11,000
        Amortization of loan costs.....................     41,875       26,172
        Provision for bad debts .......................      --            --
        Loss on disposal of property and equipment ....      1,201         --
        Common stock exchanged for services ...........     54,691      294,000
        Stock options issued as compensation ..........    204,000         --
     (Increase) decrease in assets:
        Accounts receivable ...........................    (32,199)     (16,621)
        Inventory .....................................     (6,778)     (14,419)
        Prepaid expenses ..............................    (23,504)     (10,650)
        Other assets     ..............................     (5,866)     (35,466)
      Increase (decrease) in liabilities:
        Accounts payable ..............................     82,374       45,869
        Accrued payroll and related taxes .............     (2,523)        --
        Accrued liabilities ...........................    (71,398)      51,191
--------------------------------------------------------------------------------
NET CASH USED BY OPERATING ACTIVITIES ................. (1,556,870)    (747,761)
--------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Receipts
   Proceeds from disposal of property and equipment....        400         --
--------------------------------------------------------------------------------
RECEIPTS FROM INVESTING ACTIVITIES      ...............        400         --
--------------------------------------------------------------------------------
 Disbursements
   Acquisition of property and equipment ..............   (138,895)     (40,099)
--------------------------------------------------------------------------------
DISBURSEMENTS FROM INVESTING ACTIVITIES ...............   (138,895)     (40,099)
--------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES .................   (138,495)     (40,099)
--------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Receipts
   Proceeds from notes payable to officers .............   289,500         --
   Proceeds from note payable stockholder ..............   950,000      430,160
   Proceeds from warrants exercised   ..................    25,000         --
   Proceeds from issuance of common stock, net .........   583,000      758,400
--------------------------------------------------------------------------------
RECEIPTS FROM FINANCING ACTIVITIES ..................... 1,847,500    1,188,560
--------------------------------------------------------------------------------
Disbursements
   Payments on notes payable to officers ..............   (190,000)        --
   Payments on notes due related parties ..............    (18,158)     (46,382)
--------------------------------------------------------------------------------
DISBURSEMENTS FROM FINANCING ACTIVITIES ................  (208,158)     (46,382)
--------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES .............. 1,639,342    1,142,178
--------------------------------------------------------------------------------
NET DECREASE IN CASH AND CASH EQUIVALENTS ..............   (56,023)     354,318
CASH AND CASH EQUIVALENTS - BEGINNING ..................   105,148        6,961
--------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - ENDING .....................$   49,125  $   361,279
================================================================================
SUPPLEMENTAL DISCLOSURES:
   Cash paid during the period for:
     Interest ..........................................$   84,719  $     9,563
     Income taxes ......................................$    --     $      --
   In addition to amounts reflected above, common stock was issued for:
     Notes payable to related parties ..................$    --     $    91,750
     Accrued consulting due officers  ..................$  298,498  $      --
     Advances due to officers         ..................$   14,080  $      --
     Notes payable to officers        ..................$  245,397  $      --
     Accrued salary due officers      ..................$   89,208  $      --
================================================================================
See accompanying notes.

AMERICAN MILLENNIUM CORPORATION, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1.  GENERAL BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

General

The accompanying unaudited financial statements of American Millennium Corporation, Inc. (AMCI) have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the Company has made all adjustments necessary for a fair presentation of the results of the interim periods, and such adjustments consist of only normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results of operations for a full year.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Basic and diluted net loss per common share

Basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during each period. Available stock options at April 30, 2001, to purchase 11,384,924 shares were anti-dilutive and not considered common stock equivalents for purposes of computing loss per common share.

Revenue Recognition

AMCI develops, sells, installs, and services satellite communication systems. Revenue from sales of satellite communication systems is recorded at the time the communicators are shipped or installed as provided by contract. Revenue from servicing of the systems is recognized when the service is provided. AMCI provides airtime to its customers on a month-to-month basis, which is recognized as revenue at the time the service is provided.

NOTE 2.  RECLASSIFICATIONS AND RESTATEMENTS

Amounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation of the current period financial statements. Additionally, retroactive effect has been given to the merger for purposes of comparative financial statement presentation.

NOTE 3. RELATED PARTY TRANSACTIONS

On April 3, 2001, the Board of Directors authorized the issuance of options to purchase 3,406,225 shares of AMCI common stock at an exercise price of $.10 per share. These options were issued to nine officers, directors and related parties in order to settle liabilities due them in the amount of $647,183. The nature of the liabilities settled with these options were as follows:

         Accrued consulting                 $298,498
         Advances from officers               14,080
         Notes payable                       245,396
         Accrued salaries                     89,209

On April 24, 2001, Bruce R. Bacon, the Company's Vice President of Technology and Chief Technology Officer, was granted an option to purchase 1,000,000 shares of AMCI common stock at an exercise price of $.19 per hare. The option is fully vested and shall be exercisable for three years.

On April 24, 2001, the Board of Directors authorized the issuance of options to purchase 200,000 shares of AMCI common stock at an exercise price of $.25/share. These options were granted to certain individuals who were employed by AMCI on February 1, 2001. The options are fully vested as of February 1, 2001 and are exercisable for two years.


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NOTE 4.  COMMON STOCK

In February and March of 2001, the Board of Directors authorized the issuance of 985,715 shares of restricted common stock to two New York investors pursuant to an exemption letter obtained from the New York Department of Law. The shares were sold at prices ranging from $.35 to $.49 per share; resulting in net proceeds to AMCI of $433,000. One investor holds a warrant to purchase 285,715 common shares of AMCI at a purchase price of $0.35 per share for a period of three years.

NOTE 5.  SERIES 1 CONVERTIBLE NOTES

On April 23, 2001, the Company entered into a Series 1 Convertible Note Purchase Agreement with a private investor providing for the offer, sale, issuance, and delivery of up to $300,000 in principal amount of Series 1 Convertible Notes with Purchase Warrants. Under the Agreement, the Company issued $300,000 principal amount of Convertible Notes convertible into 1,363,636 shares of Common Stock of the Company at $.22 per share. With such Convertible Notes, the Company issued Purchase Warrants entitling the holder to purchase up to 1,363,636 shares of the Common Stock of the Company at an exercise price of $.27 per share. As of April 30, 2001, the Company has received net proceeds of $100,000 pursuant to this note. An additional $50,000 was received on May 23, 2001. Additionally, the Company is to receive the balance of the proceeds pursuant to this note as follows: June 3, 2001 $50,000; June 23, 2001 $100,000.

On April 23, 2001, the Company entered into a second Series 1 Convertible Note Purchase Agreement with a private investor providing for the offer, sale, issuance, and delivery of up to $300,000 in principal amount of Series 1 Convertible Notes with Purchase Warrants. Under the Agreement, the Company issued $300,000 principal amount of Convertible Notes convertible into 1,363,636 shares of Common Stock of the Company at $.22 per share. With such Convertible Notes the Company will issue Purchase Warrants entitling the holder to purchase up to 1,363,636 shares of the Common Stock of the Company at an exercise price of $.27 per share. The Company is to receive the proceeds pursuant to this note as follows: July 23, 2001 $100,000; August 23, 2001 $100,000; September 23, 2001
$100,000.

NOTE 6.  OPERATING AND ECONOMIC CONDITIONS

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, conditions have limited the ability of the Company to market its products and services at amounts sufficient to recover its operating and administrative costs. The Company has continued to incur operating losses ($1,888,903 for the period ending April 30, 2001). In addition, the Company has used substantial working capital in its operations. As of April 30, 2001, current liabilities exceed current assets by $532,991. Because of these factors, there is substantial doubt as to our ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts or classifications of liabilities that might be necessary in the event the Company cannot continue in existence.

NOTE 7. SUBSEQUENT EVENTS

On May 16, 2001, the Board of Directors authorized the issuance of 33,750 shares of restricted common stock to the Charterbridge Financial Group. This was in full settlement of an outstanding liability owed to them in the amount of $13,500.


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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE

At no time has the Company had any such disagreements with its accountants.


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Article XII of the Company's Articles of Incorporation and Article X of the Company's By-laws provide that the Company shall have the power to, and shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  Registration Fees under the Securities Act of 1933 $2513.25

                  Printing and Engraving(1) $3000.00

                  Legal Fees(1) $15,000.00

                  Accounting/Auditing Fees(1)$5,000.00

         (1)Estimated

                     RECENT SALES OF UNREGISTERED SECURITIES

         The Company has issued "unregistered" securities to various persons and firms as specified below and all such securities were acquired directly from the Company in transactions not involving any public offering. These transactions are more thoroughly described in the Company's Forms 10-K and 10-QSB for the fiscal year ended July 31, 2000. All such securities may only be resold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended, unless registered. All securities were sold in reliance upon Sections 4(2), 4(6) and/or 3(b) of the Act, and/or pursuant to Regulation D, Rule 506, as indicated below. All purchasers were either "accredited" or "sophisticated". All purchasers executed a Subscription Agreement indicating they had such knowledge and experience in financial and business matters that, either alone or with a purchaser representative, they were capable of evaluating the merits and risks of the investment. All purchasers were provided with access to information about the Company.

         From September 1999 through September 2000, the Company conducted a private offering consisting of 3,080,001 shares of its unregistered common stock in the manner and in reliance upon Regulation D, Rule 506, and the various alternative exemptions cited above, to total of 28 accredited investors. The unregistered common shares were offered and sold at a purchase price of $.25 per share for an aggregate of $770,000 in proceeds to the Company. Each stock purchase included a warrant to purchase an equivalent number of additional common shares of the Company for $.25 per share. The Company further agreed to conduct a registration of the 3,080,001 issued shares and the 3,080,001 warrant shares sold in the private offering and all persons participating therein are included as a part of the registration to which this Prospects is related. All purchasers in the private offering executed a subscription agreement indicating
(i) they meet the definition of "Accredited Investor" as the term is specified in Regulation D, Rule 502, and; (ii) they have such knowledge and experience in financial and business matters that either alone or with a purchasers representative, are capable or evaluating the merits and risks of the investment. In connection with the private offering, Jack Augsback and Associates were issued 154,000 warrant shares exercisable at $0.25 per share in its role as a commissioned placement agent for the Company.

         In July 2000, the Company issued 600,000 unregistered common shares as partial consideration in exchange for 100% of the issued and outstanding stock of CompuGraphics Corporation. The Company agreed to register all of the 600,000 unregistered shares issued in connection with the acquisition of CompuGraphics.

         On April 7, 2000 and July 7, 2000, the Company sold two Series 1 Convertible Promissory Notes to a private accredited investor in the amounts of $502,500 and $300,000 respectively, in the aggregate amount of $802,500, bearing 10 percent interest per annum. Upon conversion of the two notes into common stock of the company pursuant to the terms of the notes, an aggregate of 855,441 shares were issued. The private investor also holds warrants for the purchase of up to 855,441 additional shares at exercise prices from $0.85 to $1.00 per share. In connection with the issuance of the $502,500 convertible note, Jack Augsback and Associates were issued 25,125 warrant shares exercisable at $1.00 per share in its role as a commissioned placement agent for the Company.

         From November 1998 to May 2001, the Company issued 3,836,370 unregistered common shares to engage consultants, to pay professionals and consultants in lieu of cash, or as compensation for accrued, unpaid wages and salaries to corporate officers: Brenda Lee Hamilton 322,000 shares; Roy Meadows 127,500 shares; Jose McClinton 65,500 shares; Gloria Blundell 12,500 shares; Terry Wigton 50,000 shares; William K. Parker 10,000 shares; Brusse N. Bevers 2,500 shares; Lynn D. Crawford 2,500 shares; James A. Belknap 5,000 shares; Karen R. Griffith 25,000 shares; Linda Claman Moore 67,500 shares; Richard Walker 38,336 shares; Robert Sullivan 27,988 shares; Eric Horton 26,812 shares; Stuart Smith 17,522 shares; Todd Smith 6,942 shares; Justin Quis Quis 7,000 shares; The Charterbridge Financial Group 15,400 shares; Lindy Amyx 19,857 shares; John S. Robinson 10,343 shares; Molesworth Associates, Inc. 23,170 shares; James C. Statham 1,150,000 shares; Steve Watwood 700,000 shares; Bruce
R. Bacon 583,000 shares; Renee C. Riegler 325,000 shares; Shirley M. Harmon 62,500 shares; Phyllis Watwood 32,500 shares; and Andrew F. Cauthen 100,000 shares. 30,200 shares issued to consultants carried a warrant to purchase additional common shares of the Company for $.25 per share. 10,000 warrant shares issuable upon exercise @ $1.00 per share were issued to Baker, Johnston & Wilson, LLP for legal services.

         From November 1998 to May 2001, the Company issued 450,000 unregistered common shares to repay cash loans that had previously been made, to include:
Eco-Max Systems, Inc. 250,000 shares; and Savitar Farms, LLC 200,000 shares.

         On June 8, 2000 American Millennium Corporation, Inc. entered into an option agreement with six private investors. Pursuant to the terms of the agreement, the investors, for consideration of $100,000, may purchase an entitlement to purchase from the Company options and warrants exercisable up to an aggregate of 8,000,000 newly issued restricted shares (constituting approximately 25% of the Company as of June 8, 2000 on a fully diluted basis) of the Company's common capital stock, at exercise prices ranging from $1.00 to $5.25 per share. If the investors were to elect to exercise such rights in full, the total proceeds to the Company under agreement would be approximately $15,500,000 to $23,500,000 depending upon exercise periods. All share purchases pursuant to such purchase rights, whether pursuant to options or warrants, are for unregistered securities (i.e., governed by "Rule 144 restrictions") The shares purchased are to only be registered by the Company if a) the investors make their purchases in increments of $1.5 million or more, or (b) the investors purchase shares prior to the time that the Company is otherwise filing a registration statement for other shareholders or for "secondary offerings" (i.e., "piggy-back registration rights"). The investors are not obligated to purchase any shares from the Company and have the right to purchase all, or any portion of, the option shares. The investors were required to purchase the above described option package no later than June 21, 2000. The Company extended the deadline for payment of the initial option purchase fee, of which only $75,000 has been paid to date, and in its discretion, issued 75,000 shares at $1.00 per share to the private individuals who partially funded the option fee, along with warrants to purchase and additional 75,000 shares at a purchase price of $1.25 per share (See, Selling Security Holders).

On December 7, 1998, the Company entered into a two-year agreement with Potter Financial, Inc. (Potter) for the purpose of investor relations and public promotion. Pursuant to an addendum to the contract, Potter is entitled to purchase options in the company as follows in consideration for services rendered in the contract:

                                    100,000 shares @ $0.05
                                    100,000 shares @ $0.10
                                    100,000 shares @ $0.75
                                    100,000 shares @ $1.00
                                    100,000 shares @ $1.50
                                    100,000 shares @ $2.00
                                    100,000 shares @ $2.50
                                    100,000 shares @ $3.00

The original option contract will lapse December 31, 2000. On July 17, 2000 the Company's Board of Directors passed a resolution extending the exercise period to December 31, 2002, so that the issuable shares could be registered in this registration statement. The Company's contract with Potter expires on December 6, 2000.

In November 2000, the Company, pursuant to a Series 1 Convertible Note Purchase Agreement, obtained from a foreign corporation $675,000.00 U.S. in funding, less expenses, in exchange for a promissory note convertible into 1,377,551 shares of common stock at a conversion rate of $0.49 per share. The Note Purchase Agreement provided for a Purchase Warrant for an additional 1,377,551 shares at a purchase price of $0.63 per share. The Note Purchase Agreement also provided for an option, exercisable until May 9, 2001, to purchase an additional 952,381 shares at an option exercise price of $0.63 per share with an additional Purchase Warrants for an additional 952,381 shares at a purchase of $0.63 per share.

On December 28, 2000, the Company, pursuant to a Promissory Note, obtained $125,000 in funding. Pursuant to the terms of the Note, the Note holder has the option to purchase 350,000 shares of common stock at a price of $.25 per share until January 28, 2002.

In February and March of 2001, the Board of Directors authorized the issuance of 985,715 shares of restricted common stock be sold to two New York investors pursuant to an exemption letter obtained from the New York Department of Law. The shares were sold at prices ranging from $.35 to $.49 per share for net proceeds to AMCI of $433,000. One investor holds a warrant to purchase 285,715 common shares of AMCI at a purchase price of $0.35 per share for a period of three years.

On April 23, 2001, AMCI entered into a Series 1 Convertible Note Purchase Agreement with a private investor providing for the offer, sale, issuance, and delivery of up to $300,000 in principal amount of Series 1 Convertible Notes with Purchase Warrants. Under the Agreement, AMCI shall issue $300,000 principal amount of Convertible Notes convertible into 1,363,636 shares of AMCI Common Stock at $.22 per share. With such Convertible Notes AMCI will issue Purchase Warrants entitling the holder to purchase up to 1,363,636 shares of AMCI Common Stock at an exercise price of $.27 per share. As of April 30, 2001, AMCI has received net proceeds of $100,000 pursuant to this note. An additional $50,000 was received on May 23, 2001. Additionally, AMCI is to receive the balance of the proceeds pursuant to this note as follows: June 3, 2001 $50,000; June 23, 2001 $100,000.

On April 23, 2001, AMCI entered into a second Series 1 Convertible Note
Purchase Agreement with another private investor providing for the offer, sale, issuance, and delivery of up to $300,000 in principal amount of Series 1 Convertible Notes with Purchase Warrants. Under the Agreement, AMCI shall issue $300,000 principal amount of Convertible Notes convertible into 1,363,636 shares of AMCI Common Stock at $.22 per share. With such Convertible Notes AMCI will issue Purchase Warrants entitling the holder to purchase up to 1,363,636 shares of AMCI Common Stock at an exercise price of $.27 per share. AMCI is to receive the proceeds pursuant to this note as follows: July 23, 2001 $100,000; August 23, 2001 $100,000; September 23, 2001 $100,000.


                                    EXHIBITS

Table of Exhibits

The following Exhibits are a part of this registration:

EX-3(i)           Articles of Incorporation
EX-3(ii)          Amendment to Articles of Incorporation, dated August 25, 1980
EX-3(iii)         Amendment to Articles of Incorporation, dated August 19, 1997
EX-3(iv)          Amendment to Articles of Incorporation, dated May 27, 1998
EX-3(v)           By-laws
EX-5(i)           Opinion re Legality
EX-10(i)          VISTAR VAR Agreement
EX-10(ii)         CompuGraphics Stock Purchase Agreement
EX-10(iii)        Lease Agreement
EX-23             Auditor's Consent

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

(1) File, during any period in which the Selling Security Holders offer or sell securities, a post-effective amendment to this registration statement, as necessary, to:

1. Include any prospectus required by Section 10(a)(3) of the Securities Act;

2. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

3. Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post effective amendment to remove registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of approximate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                                   AMERICAN MILLENNIUM CORPORATION, INC.
Dated: June 25, 2001               By: /s/ Andrew F. Cauthen
                                   Andrew F. Cauthen, President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of this Registrant and in the capacities and on the dates indicated.

Dated: June 25, 2001            By: /s/ Andrew F. Cauthen
                                Andrew F. Cauthen, Director, Chief Executive
                                Officer, President,(Principal Executive Officer)

Dated: June 25, 2001            By: /s/ Bruce R. Bacon
                                Bruce R. Bacon, Director, Vice President of
                                Engineering, Chief Technology Officer

Dated: June 25, 2001            By: /s/ Shirley M. Harmon
                                Shirley M. Harmon, Director
                                Corporate Secretary

Dated: June 25, 2001            By: /s/ Stephen F. Watwood
                                Stephen F. Watwood, Director, Chairman of the
                                Board, Vice President of Business Development

Dated: June 25, 2001            By: /s/ Thomas W. Roberts
                                Thomas W. Roberts, Treasurer

Dated: June 25, 2001            By: /s/ Ronald J. Corsentino
                                Ronald J. Corsentino, Controller
                                (Principal Financial Officer)







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